As filed with the Commission on April 16, 2007	File No. 333-139008

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

Amendment 3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

JOMAR SPECIALTIES, INC.
(Name of small business issuer in its charter)

FLORIDA	2752	59-2318378
(State of jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employee Identification No.)

3129 Tyrone Blvd., St. Petersburg, Florida 33710, Phone: (727) 381-2658

(Address and telephone number of principal executive offices)

Mary E. Flad

4820 71st Way North, St. Petersburg, Florida 33709

Phone: (727) 381-2658

(Name, Address and Telephone Number of Agent For Service)

Copies to:

Harrison Law, P.A.

Diane J. Harrison, Esq.

6860 Gulfport Blvd. South, #162, South Pasadena, FL 33707

(Telephone) 941-723-7564 (Facsimile) 941-531-4935

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462 (d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering  [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box [  ]

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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price[1]	Amount of Registration Fee
Common Stock par value $0.01[2]	708,000	$0.50	$754,000.00	$80.68
Total	708,000	$0.50	$754,000.00	$100.00[3]

[1]Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

[2] 708,000 shares of common stock relate to the Resale Offering by fifty-one (51) selling security holders. This includes 192,000 shares beneficially owned by our current officers, directors and affiliated persons.

[3]Minimum fee pursuant to Securities and Exchange Commission is $100.00.  However, the registrant paid $134.18 for this registration due to previous intentions of registering a primary offering, which they have subsequently decided against.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8 (a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8 (a), may determine.

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PRELIMINARY PROSPECTUS

Dated: April 16, 2007

The information in this prospectus is not complete and may be changed. The securities offered by this prospectus may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is neither an offer to sell these securities nor a solicitation of an offer to buy these securities in any state where an offer or sale is not permitted.

JOMAR SPECIALTIES, INC.
The Securities Being Offered by Jomar Specialties, Inc. Are Shares of Common Stock
Shares offered by Security Holders:	No Minimum - 708,000 Maximum

This prospectus relates to 1,508,000 shares of our common stock of which are owned as of February 15, 2007 with 708,000 shares being offered in the Resale Offering by the security holders named in this prospectus under the caption "Selling Security Holders." The selling security holders may use the services of participating brokers/dealers licensed by the National Association of Securities Dealers, Inc., each of which will receive a commission from the shares offered and sold by such participating broker/dealer. Affiliated and non-affiliated selling security holders will sell their shares at the fixed price of $0.50 per share.  Our selling security holders are underwriters as defined in the Securities Act of 1933.

There is no public market for Jomar Specialties, Inc.’s common stock. It is our intention to seek quotation on the OTCBB subsequent to the date of this prospectus. There is no assurance our application to the NASD will be approved.

The selling security holders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock at the fixed price of $0.50 per share on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The selling security holders may use any one or more of the following methods when selling shares: (i) ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers; (ii) block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (iii) purchases by a broker-dealer as principal and resale by the broker-dealer for its account; (iv) an exchange distribution in accordance with the rules of the applicable exchange; (v) private transactions; (vi) effected short sales after the date the registration statement of which this Prospectus is a part is declared effective by the Securities and Exchange Commission; (vii) through the writing or settlement of options or other hedging transactions, whether through options exchange or otherwise; (viii) broker-dealers may agree with the selling security holders to sell a specified number of such shares at the stipulated price of $0.50 per share; and (ix) a combination of any such methods of sale.

Investing in our common stock involves a high degree of risk. A potential investor should carefully consider the factors described under the heading “Risk Factors” beginning at page 3.

Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 16, 2007

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Table of Contents
Summary of Prospectus
Risk Factors
Risks Associated with our Company:

(1) Although our officers and directors have agreed to loan money to us, we may not be able to achieve our expansion objectives since we do not have adequate capital for expansion and may have to suspend or cease expansion activity.

(2) We have an operating history that includes net income as well as losses. We expect this trend to continue into the future. As a result, we may have to suspend or cease operations should losses exceed our income and our ability to borrow or raise additional capital.

(3) We are dependent on the continued services of our key fulltime employee and President, Joseph Flad. We do not have an employment agreement with Mr. Flad and his departure could cause the company to cease operations.

(4) Because the probability of our developing a large client base is extremely remote, in all probability our planned expansion and any funds spent on expansion may be lost.

(5) Because our officers and directors do not have formal training or experience in managing a public company, we will have to hire qualified personnel to fulfill these functions. We lack funds to retain such personnel, or if we cannot locate qualified personnel, we may have to suspend or cease expansion activity or cease operations that will result in the loss of your investment.

(6) If we don't raise enough capital for expansion, we will have to delay expansion or curtail operations that may result in the loss of your investment.

(7) Since we are small and do not have much capital, we must limit our expansion and as a result we may not find additional clients. Without additional clients, we cannot generate revenues and you will lose your investment.

(8) We may not have access to all of the personnel, supplies and materials we need to begin expansion that could cause us to delay or suspend expansion activity.
(9) No matter how much money is spent on expansion, the risk is that we might never develop sufficient new clients to be profitable.
(10) There are significant expenses associated with being a public company and this additional drain on our income may prevent us from being profitable.

(11) Even if our expansion is successful, since we have not managed a fully reporting public company before, we will have to acquire outside expertise to assist. If we are unable to acquire such expertise we may be unable to generate profits and you may lose your investment.

(12) Small public companies are inherently risky and we may be exposed to market factors beyond our control. If such events were to occur it may result in a loss of your investment.
Risks Associated with this Offering:
(13) Our officers and directors own a substantial amount of our common stock and will have substantial influence over our operations.
(14) Without a public market there is no liquidity for our shares and our shareholders may never be able to sell their shares that may result in a total loss of their investment.
(15) Even if a market develops for our shares, our shares may be thinly traded, with wide share price fluctuations, low share prices and minimal liquidity.

(16) We anticipate the need to sell additional shares in the future meaning that there will be a dilution to our existing shareholders resulting in their percentage ownership in the Company being reduced accordingly.

(17) Since our securities are subject to penny stock rules, you may have difficulty reselling your shares.
Use of Proceeds
Determination Of Offering Price
Dilution

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Selling Security Holders
Plan Of Distribution
Legal Proceedings
Security Ownership Of Certain Beneficial Owners And Management
Description Of Securities
Market For Common Equity & Related Shareholder Matters
Interests Of Named Experts And Counsel
Disclosure Of Commission Position On Indemnification For Securities Act Liabilities
Impact Of The Penny Stock Rules On Buying Or Selling Company Stock
Corporate Organization And History Within Last Five Years
Description Of Business
Directors, Executive Officers, Promoters And Control Persons
Management’s Discussion And Analysis
Description Of Our Property
Certain Relationships And Related Transactions
Disclosure Control And Procedures
Internal Control Over Financial Reporting
Code Of Ethics
Executive Compensation
Corporate Governance
Changes And Disagreements With Accountants On Accounting And Financial Disclosure
Experts
Legal Matters
Further Information
Financial Statements
Part II – Information Not Required In The Prospectus
Signatures

Dealer Prospectus Delivery Instructions

Until     , 2007 all dealers that effect transactions in these shares of common stock , whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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SUMMARY OF PROSPECTUS

This summary provides an overview of all material information contained in this prospectus. Before making a decision to purchase the shares our selling security holders are offering you should very carefully and thoroughly read the more detailed information regarding Jomar Specialties, Inc. ("Us," "We," "Our," or "the Company") in this prospectus and review our financial statements and the related notes appearing elsewhere in this prospectus.

Summary Information

We were incorporated in the State of Florida on July 8, 1983 and established a fiscal year end of December 31.  We do not have any subsidiaries, related or affiliated companies or joint venture partners.  The Articles of Incorporation of Jomar Specialties, Inc. were Amended and Restated under the laws of Florida on August 7, 2006.

We currently provide specialty printing services on a subcontract basis to the printing industry primarily located on the West coast of Florida. We have developed and executed our business plan for twenty-three (23) years and operated as a specialty providing foil stamping, embossing, numbering for documents, scoring and die cutting and perforating to commercial printers. We have not advertised for the prior twenty (20) years to gain business. All of our customers, over seventy (70), we have maintained over the years. By utilizing sales representatives and the Internet we believe we can increase our revenues and profit margins while reducing operational expenses. We will continue to market to our niche of commercial printers while expanding the geographical area from which to draw additional subcontract work. We currently rent space in a large commercial building located on a main thoroughfare in northwest St. Petersburg, Florida. We have one large building rented on a month to month basis. The building is well maintained and our office is easily located by any local clients.  The underlying real estate and building is owned by our principal shareholders, President Joseph Flad, Jr. and our Secretary/Treasurer Mary E. Flad. As a Company we rent directly from the Flad’s 1,800 square feet of plant space and an additional 576 square feet of office space from the total of 3,300 square feet in the building.  The additional space will be converted to plant and additional office space when we raise additional funds for our planned expansion.  Our telephone number is (727) 381-2658 and our facsimile number is 727-381-2658.

The Company leases its facility from the principal shareholders at an annual rent of $10,272 per year, which the Company believes to be a fair rental rate based on market conditions. The shareholders forgave rent $7,704 in 2005 and 10,272.00 in 2006. These amounts have been treated as additional rent expense and capital contributions from the shareholders in each respective period.

We have two (2) fulltime employees and three (3) part-time employees that produce our printing work and maintain the books and records of the Company.  Joseph “Joe” P. Flad, Jr. and Mary E. Flad, President and Secretary/Treasurer, respectively, forgave salaries in 2005 and 2006 which is reflected as contributed noncash executive compensation of $24,000 for each year and is included in the 2005 and 2006 Operating Expenses summarized below.

On October 19, 2006 we completed the sale of forty-nine (49) blocks of shares under executed subscription agreements at the price of Three Dollars and NO/100 ($3.00) per block.  After giving effect to the 40:1 stock split that occurred on October 31, 2006, each block now consists of 12,000 shares.  These securities were exempt under the Securities Act of 1933.  The total cash raised from the sale of shares was $147.00.

Financial Information

The following financial information summarizes the more complete historical financial information found in our audited financial statements contained elsewhere in this prospectus:

	For the Year ended December 31, 2006	For the Year Ended December 31, 2005
Statement of Expenses Information:
Revenue	$144,052	$123,334
Operating Expenses	198,379	134,340
Net Income (Loss)	($54,327)	($11,006)

Balance Sheet Information:

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Total Assets	$ 42,633	$ 31,638
Total Liabilities	36,843	5,940
Stockholders’ Equity	$ 5,790	$ 25,698

The Offering

Following is a brief summary of this offering:

Common stock offered by selling security holders

708,000 shares offered by the selling security holders (including 120,000 shares, 8 % of our issued and outstanding shares, being offered by our directors and officers and a further 72,000 shares (4.77%) offered by members of their immediate families to which such officers and directors disclaim beneficial ownership) are detailed in the section of the Prospectus entitled “Selling Security Holders” beginning on page 7.

Common stock outstanding as of the date of this Prospectus	1,508,000 Shares
Use of proceeds	We will not receive any proceeds from the sale of shares of common stock by the selling security holders.
Plan of Distribution

The offering is made by the selling security holders named in this Prospectus to the extent they sell shares. We intend to seek quotation of our common stock on the OTCBB. However, no assurance can be given that our common stock will be approved for quotation on the OTCBB. Selling security holders must sell at the fixed price of $0.50 per share for the duration of this offering.

Risk Factors

You should carefully consider all the information in this Prospectus. In particular, you should evaluate the information set forth in the section of the Prospectus entitled “Risk Factors” beginning on page 3 before deciding whether to invest in our common stock.

Lack of Liquidity in our common stock

Our common stock is not presently quoted on or traded on any securities exchange or automatic quotation system and we have not yet applied for listing or quotation on any public market. We can provide no assurance that there will ever be an established pubic trading market for our common stock.

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RISK FACTORS

An investment in our common stock involves an exceptionally high degree of risk and is extremely speculative. In addition to the other information regarding Jomar Specialties, Inc. contained in this prospectus, you should consider many important factors in determining whether to purchase the shares being offered. The following risk factors reflect the potential and substantial material risks that could be involved if you decide to purchase shares in this offering.

Risks Associated with our Company:

(1) Although our officers and directors have agreed to loan money to us, we may not be able to achieve our expansion objectives since we do not have adequate capital for expansion and may have to suspend or cease expansion activity.

Despite the fact our officers and directors are willing to commit to loan or advance capital to us, their resources are limited. With their assistance, absent any other source of capital, we could manage at least 12 months of funds required for minimal expansion expenses. If we do not raise additional capital through the issuance of shares, we believe we will be unable to conduct expansion activity. In the event we are unable to raise additional capital we may have to cease expansion and anyone purchasing shares of our stock would be at risk to lose all or a part of their investment.

(2) We have an operating history that includes net income as well as losses. We expect this trend to continue into the future. As a result, we may have to suspend or cease operations should losses exceed our income and our ability to borrow or raise additional capital.

While we were incorporated in 1983, we have generated revenues however we have not generated yearly profits. It is difficult to evaluate the likelihood of our future success or failure. Our ability to achieve profitability and positive cash flow in the future is dependent upon

•

our ability to locate more subcontracted work,

•

our ability to locate additional experienced employees,

•

our ability to generate revenues, and

•

our ability to reduce costs.

Based upon current plans, we expect to incur operating losses in the near future periods. This will happen because there are expenses associated with the expansion of our business. We cannot guarantee we will be successful in generating revenues necessary in the future to be profitable and pay a dividend to our shareholders. Failure to generate revenues may cause us to stop our expansion and purchasers of our shares may not have any liquidity for their investment.

(3) We are dependent on the continued services of our key fulltime employee and President, Joseph Flad. We do not have an employment agreement with Mr. Flad and his departure could cause the company to cease operations

We are dependent on the services of our President Joseph Flad.  As our founder and President, his experience and contacts are invaluable to our operations.  Should we lose the services of Mr. Flad our business would be impacted significantly.  Failure to keep the services of Mr. Flad would likely cause us to cease operations.

(4) Because the probability of our developing a large client base is extremely remote, in all probability our planned expansion and any funds spent on expansion may be lost.

Because the probability of our Company ever developing a large client base is extremely remote, in all probability any funds spent on our planned expansion may be lost. If we cannot raise further funds as a result, we may have to suspend or cease our expansion and possibly our operations entirely which would result in the loss of your investment.

(5) Because our officers and directors do not have formal training or experience in managing a public company, we will have to hire qualified personnel to fulfill these functions. We lack funds to retain such personnel, or if we cannot locate qualified personnel, we may have to suspend or cease expansion activity or cease operations that will result in the loss of your investment.

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Our President and Director has considerable experience in the printing industry. However, none of our management team has experience starting and operating a fully reporting, publicly trading, nor do they have training in these areas. As a result their decisions and choices may not take into account standard managerial approaches companies commonly use. Consequently our ultimate financial success could suffer irreparable harm due to certain of management's lack of experience. Additionally, our officers and directors have no direct training or experience in managing and fulfilling the regulatory reporting obligations of a ‘public company’. We will have to hire professionals to undertake these filing requirements for Jomar Specialties, Inc. and this will increase the overall cost of operations. As a result we may have to suspend or cease expansion activity, or cease operations altogether, which will result in the loss of your investment.

(6) If we don't raise enough capital for expansion, we will have to delay expansion or curtail operations that may result in the loss of your investment.

We estimate that, with funding committed by our management combined with our cash on hand, we have sufficient cash to continue operations for more than twelve months provided we only carry out our current operational activity. We need to raise additional capital to undertake even minimal expansion planned. You may be investing in a company that will not have the funds necessary to conduct any meaningful expansion activity due to our inability to raise additional capital. If that occurs we will have to delay expansion or cease our expansion activity and curtail operations or go out of business which will result in the loss of your investment.

(7) Since we are small and do not have much capital, we must limit our expansion and as a result we may not find additional clients. Without additional clients, we cannot generate revenues and you will lose your investment.

The possibility of development of additional clients depends upon the results of expansion. We are small company and do not have much capital. We must limit our expansion activity unless and until we raise additional capital. Any decision to expand our operations will involve the consideration and evaluation of several significant factors beyond our control. These factors include, but are not limited to:

•

Market prices for services similar to ours;

•

Costs of expansion including personnel and equipment;

•

Political climate and/or governmental regulations and controls;

•

Ongoing costs of operations; and

•

Availability and cost of financing.

This type of expansion program requires substantial capital. Because we may have to limit our expansion, we may not find an adequate amount of new clients to support our expansion. Without adequate new clients, we cannot generate revenues and you will lose your investment.

(8) We may not have access to all of the personnel, supplies and materials we need to begin expansion that could cause us to delay or suspend expansion activity.

We have made no attempt to locate or negotiate with any suppliers of personnel, products, equipment or materials. We will attempt to locate personnel, products, equipment and materials if and when we begin to undertake expansion activity, expected in the third quarter of 2007 but in any event by September 30, 2007. Competition and unforeseen limited sources of qualified personnel could result in our inability to begin expansion. Delays in our expansion could cause purchasers of our shares to lose all or part of their investment.

(9) No matter how much money is spent on expansion, the risk is that we might never develop sufficient new clients to be profitable.

Over the coming years, we might expend considerable capital on expansion of the Company without developing sufficient new clients. It is very likely the Company will have funds spent on expansion that will probably be lost. No matter how much money is spent on the expansion, we might never be able to find a sufficient number of new clients to be profitable and investors will be at risk to lose all or a part of their investment.

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(10)  There are significant expenses associated with being a public company, and this additional drain on our income may prevent us from being profitable.

Being a public company means we will have additional, significant expenses associated with the reporting requirements of the Security and Exchange Commission, such as accounting and attorney fees associated with the preparation and filing of quarterly and annual reports, among others.  Further, being a public company will place our officers and directors at increased risk of being sued by our shareholders, thus we may have the added expense of officer and director liability insurance.  All these additional expenses will have an adverse affect on our profitability, and therefore, investors will be at risk of sustaining a loss on their investments.

(11) Even if our expansion is successful, since we have not managed a fully reporting public company before, we will have to acquire outside expertise to assist. If we are unable to acquire such expertise we may be unable to generate profits and you may lose your investment.

We have no experience in managing a fully reporting public company, and our ability to do so will be dependent upon using the services of appropriately experienced personnel or entering into agreements with other companies that can provide such expertise. There can be no assurance that we will have available to us the necessary expertise when and if we need such assistance.

(12) Small public companies are inherently risky and we may be exposed to market factors beyond our control. If such events were to occur it may result in a loss of your investment.

Managing a small public company involves a high degree of risk. Few small public companies ever reach market stability and we will be subject to events in the public markets that will make an investment in our company a highly risky investment.

Risks Associated with this Offering:

(13) Our officers and directors own a substantial amount of our common stock and will have substantial influence over our operations.

Our directors and officers currently own 920,000 shares of common stock representing 61% of our outstanding shares. Such directors and officers have registered for resale all of their shares. Assuming that such directors and officers sell none of their shares, they will still own 920,000 shares of common stock representing 61% of our outstanding shares. As a result, they will have substantial influence over our operations and can effect certain corporate transaction without further shareholder approval. This concentration of ownership may also have the effect of delaying or preventing a change in control.

(14) Without a public market there is no liquidity for our shares and our shareholders may never be able to sell their shares that may result in a total loss of their investment.

Our common shares are not listed on any exchange or quotation system. There is no market for our shares. Consequently, our shareholders will not be able to sell their shares in an organized market place unless they sell their shares privately. If this happens, our shareholders might not receive a price per share which they might have received had there been a public market for our shares. Once this registration statement becomes effective, it is our intention to apply for a quotation on the OTCBB whereby:

•

We will have to be sponsored by a participating market maker who will file a Form 211 on our behalf since we will not have direct access to the NASD personnel; and

•

We will not be quoted on the OTCBB unless we are current in our periodic reports filed with the SEC.

From the date of this prospectus, we estimate that it will take us between nine to twelve months to be approved for a quotation on the OTCBB. However, we cannot be sure we will be able to obtain a participating market maker or be approved for a quotation on the OTCBB, in which case, there will be no liquidity for the shares of our shareholders.

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(15) Even if a market develops for our shares, our shares may be thinly traded, with wide share price fluctuations, low share prices and minimal liquidity.

If a market for our shares develops, the share price may be volatile with wide fluctuations in response to several factors, including:

•

Potential investors’ anticipated feeling regarding our results of operations;

•

Increased competition;

•

Our ability or inability to generate future revenues; and

•

Market perception of the future of specialty printers.

In addition, if our shares are quoted on the OTCBB, our share price may be impacted by factors that are unrelated or disproportionate to our operating performance. Our share price might be affected by general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations. In addition, even if our stock is approved for quotation by a market maker through the OTCBB, stocks traded over this quotation system are usually thinly traded, highly volatile and not followed by analysts. These factors, which are not under our control, may have a material effect on our share price.

(16) We anticipate the need to sell additional shares in the future meaning that there will be a dilution to our existing shareholders resulting in their percentage ownership in the Company being reduced accordingly.

We may seek additional funds is through the sale of our common stock. This will result in a dilution effect to our shareholders whereby their percentage ownership interest in the Company is reduced. The magnitude of this dilution effect will be determined by the number of shares we will have to issue in the future to obtain the funds required.

(17) Since our securities are subject to penny stock rules, you may have difficulty reselling your shares.

Our shares are "penny stocks" and are covered by Section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell the Company's securities including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and, furnishing monthly account statements. For sales of our securities, the broker/dealer must make a special suitability determination and receive from its customer a written agreement prior to making a sale. The imposition of the foregoing additional sales practices could adversely affect a shareholder's ability to dispose of his stock.

Currency and Stock

Our company is located in St. Petersburg, Florida and costs and revenues expressed throughout this prospectus are all expressed in United States Dollars.

Throughout this prospectus we refer to amounts of our common stock.  All citation to our stock amounts reflects a forward stock split of that has been disclosed in our financial statements.  This stock split has been applied retroactively to our financials to accurately reflect the current number of shares issued and outstanding.

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USE OF PROCEEDS

This prospectus relates to shares of our common stock that are being sold by the selling security holders. We will not receive any proceeds from the sale of shares of common stock from the sale of shares by the selling security holders however Jomar Specialties, Inc. will pay all expenses of this offering. The estimated cost of $47,581 is summarized below:

Table 1.0 Cost of this Offering

Description of Expenses	Paid to Date	Future Payments	Total amount
Accountant - preparation of financial statements as required[1]	$3,130	$1,000	$4,130
Auditors’ examination of financial statements[2]	7,500	4,000	11,500
Consulting - preparing of Form SB-2	30,000	-0-	30,000
Transfer Agent Expenses	1,000	-	1,000
Printing and Engraving	0	700	700
SEC filing fees	251	-	251
Estimated offering costs	$ 31,881	$ 15,700	$ 47,581

[1]The accountant has prepared the working papers for the December 31, 2006 financial statements and will do the same for future statements. These will be submitted to the auditors for their examination and opinion thereon.

[2]The auditors have given an opinion of the audited December 31, 2006 financial statements included herein and on the year ending December 31, 2005.

Because we are targeting one specific area of printing, specialty printing, we must have the ability to provide complete, professional presentations that will place us in competition with much larger firms that have the capital to make quality presentations.  Management’s discretion will be further used when determining whether to automate or hire personnel. Many of our functions such as sales, bookkeeping, and customer-order coordination activities require personnel to perform the functions. Management has kept its decision making broad so it may exercise good judgment in applying management principles to the use of funds that it may raise through private sources or through debt financing.  Management is also going to use solid, proven business principles in the event it can make an acquisition, merger, strategic alliance or joint venture to increase shareholder value.  Management will only use a business combination in the event it is not able to raise capital through private sources or debt financing to proceed with its expansion.  There have been no discussions by the Company with any other company, individual, promoter, or investment banking organization regarding the sale of stock privately, debt financing or any type of business combination. Mr. Flad will not be taking a salary from any of the proceeds raised in any private offering of our common stock.  At such time when the company has generated a positive cash flow from our expanded operations the Board of Directors will determine what compensation will be awarded Mr. Flad.  Upon registration with the U.S. Securities Exchange Commission, 708,000 of our outstanding shares of common stock will be eligible for resale under the Securities Act. We will not realize any proceeds from any actual resale of the shares of the selling shareholders that might occur in the future. The selling shareholders will receive all proceeds from their resale.

DETERMINATION OF OFFERING PRICE

The price of the shares being offered by our shareholders was arbitrarily determined by us. The offering price bears no relationship whatsoever to our assets or earnings. Among factors considered were:

•

Our operating history,

•

Our capital structure, and

•

Our management expertise.

DILUTION

The common stock to be sold by the selling security holders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution of equity interests to our existing stockholders.

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SELLING SECURITY HOLDERS

None of our directors or officers will be engaged in any selling efforts on behalf of the selling security holders, other than themselves. None of the selling security holders is a registered broker-dealer or an affiliate of a broker-dealer.

The selling security holders have furnished all information with respect to share ownership. The shares being offered are being registered to permit public secondary trading of the shares and each selling security holder may offer all or part of the shares owned for resale from time to time. A selling security holder is under no obligation, however, to sell any shares immediately pursuant to this prospectus, nor are the selling security holders obligated to sell all or any portion of the shares at any time. Therefore, no assurance can be given by Jomar Specialties, Inc. as to the number of shares of common stock that will be sold pursuant to this prospectus or the number of shares that will be owned by the selling security holders upon termination of the offering.

All of the selling security holders named in this prospectus are residents of the United States. They are offering for sale a total of 708,000 shares of common stock of the Company.

The following table provides, as of the date of this prospectus, information regarding the beneficial ownership of our common stock held by each of the selling security holders, including:

•

The number of shares owned by each prior to this offering

•

The total number of shares that are to be offered for each;

•

The total number of shares that will be owned by each upon completion of the offering; and

•

The percentage owned by each upon completion of the offering.

The named parties in the table beneficially own and have sole voting and dispositive rights over all of their shares. We have based the percentage owned by each on our 1,508,000 shares of common stock outstanding as of the date of this prospectus. Of the 708,000 shares offered for sale (being 46.95% of our issued shares), 120,000 (representing 8% of our issued shares) are offered by the Company’s two officers and directors and a further 72,000 (being 4.77 % of our issued shares) are being offered by members of the immediate family of our two officers and directors for which such officers and directors disclaim beneficial ownership:

Table 6.0 Selling Security Holders

	Common Stock Beneficially Owned Prior to Offering		Number of Shares of Common Stock Offered Hereby	Common Stock Beneficially Owned Following the Offering[1]		Position, office or other material relationship to the Company (if any) within last three years
Name of Shareholder	No of Shares	Percent	No of Shares	No of Shares	Percent
Joseph P. Flad, Jr. [2]	460,000	30.50%	60,000	400,000	26.52%	President/Director, Husband of Secretary/Treasurer Mary E. Flad
Mary E. Flad [2]	460,000	30.50%	60,000	400,000	26.52%	Secretary/Treasurer/Director Wife of President Joseph P. Flad, Jr.
Thomas J. Flad[3]	12,000	0.80%	12,000	0	0.00%	Son of President and Secretary
Philip J. Flad, Jr. [3]	12,000	0.80%	12,000	0	0.00%	Cousin of President
Delpha Hacker Flad[3]	12,000	0.80%	12,000	0	0.00%	Wife of Cousin of President
Marilyn Flad[3]	12,000	0.80%	12,000	0	0.00%	Ex-Wife of Cousin of President
Joseph P. Flad, IV3	12,000	0.80%	12,000	0	0.00%	Grandson of President and Secretary
Joanna F. Gable[3]	12,000	0.80%	12,000	0	0.00%	Sister of President
Dan Abbott[3]	12,000	0.80%	12,000	0	0.00%
Carol W. Stiteler[3]	12,000	0.80%	12,000	0	0.00%
Florence Wickersham[3]	12,000	0.80%	12,000	0	0.00%
Aida H. Abernathy[3]	12,000	0.80%	12,000	0	0.00%	Niece of Secretary/Treasurer

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Aida H. Abernathy, in Trust for Patrick Abernathy[3]	12,000	0.80%	12,000	0	0.00%
Darlene Shuman[3]	12,000	0.80%	12,000	0	0.00%
Gerald T. Nixon[3]	12,000	0.80%	12,000	0	0.00%
Jason Jester[3]	12,000	0.80%	12,000	0	0.00%
Mary K. Schmeig-Jester[3]	12,000	0.80%	12,000	0	0.00%
Sandra M. Fulford[3]	12,000	0.80%	12,000	0	0.00%
Richard Ferris[3]	12,000	0.80%	12,000	0	0.00%
Janna Nixon[3]	12,000	0.80%	12,000	0	0.00%
Leonard Abernathy[3]	12,000	0.80%	12,000	0	0.00%
Tim S. Fulford[3]	12,000	0.80%	12,000	0	0.00%
Michelle Harding[3]	12,000	0.80%	12,000	0	0.00%
William Harding[3]	12,000	0.80%	12,000	0	0.00%
Stephen North[3]	12,000	0.80%	12,000	0	0.00%
Lisa A. North[3]	12,000	0.80%	12,000	0	0.00%
Jared S. Sanders[3]	12,000	0.80%	12,000	0	0.00%
Kimberly N. Abernathy[3]	12,000	0.80%	12,000	0	0.00%
Mary Catherine A. Schmeig[3]	12,000	0.80%	12,000	0	0.00%
Harry J. Stiteler[3]	12,000	0.80%	12,000	0	0.00%
Heather M. Trachsl[3]	12,000	0.80%	12,000	0	0.00%
Patricia G. Trachsel[3]	12,000	0.80%	12,000	0	0.00%
Debra Gable[3]	12,000	0.80%	12,000	0	0.00%
Mark A. Gable[3]	12,000	0.80%	12,000	0	0.00%
Chester Glenn[3]	12,000	0.80%	12,000	0	0.00%
Petie P. Maguire[3]	12,000	0.80%	12,000	0	0.00%
John P. Maguire[3]	12,000	0.80%	12,000	0	0.00%
Lydia Jane Edwards[3]	12,000	0.80%	12,000	0	0.00%
N.J. Abernathy[3]	12,000	0.80%	12,000	0	0.00%	Brother of Secretary/Treasurer
Mary E. Abernathy[3]	12,000	0.80%	12,000	0	0.00%	Sister-in-law of Secretary/Treasurer
Donald Gardner[3]	12,000	0.80%	12,000	0	0.00%
Roy. C. Luers[3]	12,000	0.80%	12,000	0	0.00%
Helen E. Lichard[3]	12,000	0.80%	12,000	0	0.00%
John Piazza[3]	12,000	0.80%	12,000	0	0.00%
Sherrie J. Long[3]	12,000	0.80%	12,000	0	0.00%
Scott Bills[3]	12,000	0.80%	12,000	0	0.00%
Harry J. Forsythe[3]	12,000	0.80%	12,000	0	0.00%
Patricia A. Forsythe[3]	12,000	0.80%	12,000	0	0.00%
Ted B. Thompson[3]	12,000	0.80%	12,000	0	0.00%
Lisa Abernathy[3]	12,000	0.80%	12,000	0	0.00%
Joseph P. Flad, III[3]	12,000	0.80%	12,000	0	0.00%	Son of President and Secretary
Total	1,508,000	100%	708,000	800,000	53.04%

[1] This column represents the amount of shares held by each shareholder at the end of the offering period assuming the selling security holders sell all their registered shares.

[2]Joseph P. Flad, Jr. and Mary E. Flad acquired their shares when they purchased the business in March 2005.

[3]These shareholders are either family (immediate and extended) or personal business acquaintances of the President, Joseph P. Flad, Jr. and the Secretary/Treasurer, Mary E. Flad, and were contacted personally, by Mr. Flad regarding investing in JOMAR.  These purchases occurred in August and September 2006.  There was no distribution of a prospectus, private placement memorandum, or business plan to the public.

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PLAN OF DISTRIBUTION

The selling security holders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling security holder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. At of the date of this prospectus, our shares of common stock are not listed on any exchange or quoted on any interdealer quotation system. We intend to seek quotation of our common stock on the OTCBB. No assurance can be given that we will be successful of in having our common stock quoted on the OTCBB. Dispositions by the selling security holders will be at the fixed price of $0.50 per share.

The common stock may be sold by the selling security holders by one or more of the following methods, without limitation:

•

on the over-the-counter market;

•

on purchasers directly

•

in ordinary brokerage transactions in which the broker solicits purchasers; or commissions from a seller/or the purchaser of the shares for whom they may act as agent;

•

through underwriters, dealers and agents who may receive compensation in the form of underwriting discounts, concessions and commissions from a seller/or the purchaser of the shares for whom they may act as agent;

•

through the pledge of shares as security for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distribution of the shares or other interest in the shares;

•

through purchases by a broker or dealer as principal and resale by other brokers or dealers for its own account pursuant to this prospectus;

•

through block trades in which the broker or dealer so engaged will  attempt to sell the shares as agent or as riskless principal but may position and resell a portion of the block as principal to facilitate the transaction;

•

in any combination of one or more of these methods;

•

in a private transaction; or

•

in any other lawful manner.

Brokers or dealers may receive commissions or discounts from the selling security holders, if any of the broker-dealer acts as an agent for the purchaser of said shares, from the purchaser in the amount to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling security holders to sell a specified number of the shares of common stock at a stipulated price per share. In connection with such re-sales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above. Any broker or dealer participating in any distribution of the shares may be required to deliver a copy of this prospectus, including any prospectus supplement, to any individual who purchases any shares from or through such broker-dealer.

We have advised the selling security holders that while they are engaged in a distribution of the shares included in this prospectus they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling security holders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered in this prospectus.

Selling security holders may also elect to sell their common shares in accordance with Rule 144 under the Securities Act of 1933, rather than pursuant to this prospectus. After the sale of the shares offered by this prospectus our two senior officers and directors, Joseph Flad, Jr. and Mary E. Flad, will hold directly an aggregate of 920,000 shares. The sale of these shares could have an adverse impact on the price of our shares or on any trading market that may develop.

We have not registered or qualified offers and sales of shares of common stock under the laws of any country, other than the United States. To comply with certain states’ securities laws, if applicable, the selling security holders will offer and sell their shares of common stock in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states

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the selling security holders may not offer or sell shares of common stock unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

All expenses of this registration statement, estimated to be $47,581 (see “Use of Proceeds” page 13), including but not limited to legal, accounting, printing and mailing fees will, be paid by Jomar Specialties, Inc. However, any selling costs or brokerage commissions incurred by each selling security holder relating to the sale of his/her shares will be paid by them.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings nor are any contemplated by us at this time.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Officers and Directors

Each of our Directors serves until his successor is elected and qualified. Each of our officers is elected by the Board of Directors to a term of one (1) year and serves until his successor is duly elected and qualified, or until he is removed from office. The Board of Directors has no nominating or compensation committees.

The name, address, age and position of our officers and directors is set forth below:

Table 7.0 Directors and Executive Officers

Name and Address	Position(s)	Age
Joseph P. Flad, Jr.	Chief Financial Officer, President, and Director[1]	71
Mary E. Flad	Secretary and Director[2]	67

[1]Joseph P. Flad, Jr. was appointed President and a Director on March 19, 2005. This is the first position he has held in a fully reporting company.

[2]Mary E. Flad was appointed Secretary/Treasurer and a Director on March 19, 2005. This is the first position she has held in a fully reporting company.

Background of Officers and Directors

Joseph “Joe” P. Flad, Jr. has applied his more than 20 years of diverse experience to f Jomar Specialties, Inc. In 1983, Joe Flad formed Jomar Specialties, Inc. with his wife Mary E. Flad.  Joe started his printing business in a building on property he now owns and leases to Jomar Specialties, Inc. As the primary person responsible for the print shop operations, Mr. Flad directs the print projects as well as provides all maintenance on the equipment. His hands-on-approach towards the business provides the close scrutiny necessary for high quality print work.

Mr. Flad is responsible for coordinating the monthly books with the accountant. He provides the direction for the internal financial controls along with his wife May Flad.  Mr. Flad is also responsible for the hiring of print shop personnel and their training.  He maintains the project scheduling and insures work completion and shipment to each customer.

When the business was sold to his son-in-law in 2000 Mr. Flad continued to assist his son-in-law with the print shop and equipment maintenance and repair.  When his son-in-law could no longer maintain the business profitably, Mr. Flad and his wife Mary repurchased the stock and business and have returned it to its prior reputation and profitability.

Mary E. Flad is our Secretary/Treasurer and a Director. Mrs. Flad formed Jomar with her husband in 1983.  She has been integrally involved with the company since inception.  Mrs. Flad records all incoming jobs and processes all accounts receivable and payable.  In addition, bank reconciliation and internal financial controls with her husband Joe Flad are part of her responsibilities.

None of our directors is an officer or director of a company registered under the Securities and Exchange Act of 1934.

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Board of Directors Audit Committee

We do not have an audit committee that is comprised of any independent director. As a company with less than $500,000 in revenue we rely on our President Joseph P. Flad, Jr. for our audit committee financial expert as defined in Item 401(e) of Regulation S-B promulgated under the Securities Act. Our Board of Directors acts as our audit committee. The Board has determined that the relationship of Mr. Flad as both our company President and our audit committee financial expert is not detrimental to the Company. Mr. Flad has an understanding of GAAP and financial statements; the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves in a fair and impartial manner; has experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to or exceed the breadth and complexity of issues that can reasonably be expected to be raised by the small business issuer’s financial statements, or experience actively supervising one or more persons engaged in such activities; an understanding of internal control over financial reporting; and an understanding of audit committee functions. Mr. Flad has gained this expertise through his experience as a business owner with over twenty years experience. He has specific experience coordinating with our financial information with public accountants with respect to the preparation, auditing or evaluation of financial statements.

Involvement in Certain Legal Proceedings

To the knowledge of the Company, during the past five years, none of our directors or executive officers:

(1)

has filed a petition under the federal bankruptcy laws or any state insolvency law, nor had a receiver, fiscal agent or similar officer appointed by the court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filings;

(2)

was convicted in a criminal proceeding or named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3)

was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting, the following activities:

(i)

acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliate person, director or employee of any investment company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii)

engaging in any type of business practice; or

(iii)

engaging in any activities in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

(4)

was the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described above under this Item, or to be associated with persons engaged in any such activities;

(5)

was found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended, or vacated; or

(6)

was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, at February 15, 2007, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The shareholder listed below has direct ownership of his/her shares and possesses sole voting and dispositive power with respect to the shares.

Table 8.0 Principal Shareholders

Title or Class	Name and Address of Beneficial Owner[1]	Amount of Beneficial Ownership[2]	Percent of Class
Common Stock	Joseph P. Flad, Jr. [3]	920,000	61.00%
Common Stock	Mary E. Flad[4]	920,000	61.00%
Common Stock	Directors and Officers as a Group (2 persons)	920,000	61.00%

[1] Unless otherwise noted, the security ownership disclosed in this table is of record and beneficial.

[2] Under Rule 13-d of the Exchange Act, shares not outstanding but subject to options, warrants, rights, conversion privileges pursuant to which such shares may be acquired in the next 60 days are deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by the person having such rights, but are not deemed outstanding for the purpose of computing the percentage for such other persons. None of our officers or directors has options, warrants, rights or conversion privileges outstanding.

[3] Joseph P. Flad, Jr.’s wife, Mary E. Flad, owns 460,000 shares; thus, he is the beneficial owner of her shares.  Mr. Flad has sole and dispositive rights over all of his shares. At this time, his wife has no power, neither voting nor investment (power to dispose), with respect to his shares nor any other shareholder's shares. As Joseph and Mary are husband and wife, in the event of the death of Mary, Joseph would have dispositive control of Mary’s 460,000 shares.

[4] Mary E. Flad’s husband, Joseph P. Flad, Jr., owns 460,000 shares; thus, she is the beneficial owner of his shares.  Mrs. Flad has sole and dispositive rights over all of her shares. At this time, her husband has no power, neither voting nor investment (power to dispose), with respect to her shares nor any other shareholder's shares. As Mary and Joseph are husband and wife, in the event of the death of Joseph, Mary would have dispositive control of Joseph’s 460,000 shares.

Future Sales by Existing Shareholders

As of February 15, 2007 there are a total of 1,508,000 shares of our common stock issued and outstanding. Of these, all 1,508,000 shares, being 100% of our issued shares, are ‘restricted shares’ as defined in Rule 144 of the Securities Act of 1933. Under this prospectus, we are qualifying for trading 708,000 restricted shares, being 46.95% of our issued shares.

Under Rule 144, restricted shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition.

Jomar Specialties, Inc. does not have any securities that are convertible into common stock. We have not registered any shares for sale by security holders under the Securities Act other than as disclosed in this prospectus.

DESCRIPTION OF SECURITIES

Our authorized capital consists of 75,000,000 shares of common stock, par value $0.01 per share, of which 1,508,000 shares are presently issued and outstanding.

The holders of our common stock are entitled to receive dividends as may be declared by our Board of Directors; are entitled to share ratably in all of our assets available for distribution upon winding up of the affairs our Company; and are entitled to one non-cumulative vote per share on all matters on which shareholders may vote at all Meetings of the shareholders.

The shareholders are not entitled to preference as to dividends or interest; preemptive rights to purchase in new issues of shares; preference upon liquidation; or any other special rights or preferences.

Non-Cumulative Voting.

The holders of our shares of common stock do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of Directors, can elect all of the Directors to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any of our Directors.

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Dividend Policy

As of the date of this prospectus we have not paid any cash dividends to stockholders. The declaration of any future cash dividends will be at the discretion of the Board of Directors and will depend on our earnings, if any, capital requirements and financial position, general economic conditions and other pertinent conditions. It is our present intention not to pay any cash dividends in the near future.

Transfer Agent

We have engaged the services of Island Stock Transfer Inc., 100 2nd Avenue South, Suite 300N, St. Petersburg, Florida, 33701, to act as transfer agent and registrar.

INTEREST OF NAMED EXPERTS AND COUNSEL

Randall N. Drake, C.P.A., independent certified public accountant, whose reports appear elsewhere in this registration statement, was paid in cash for services rendered. Therefore, he has no direct or indirect interest in us. Mr. Drake's report is given based on his authority as an expert in accounting and auditing.  Diane J. Harrison, Esq., is the counsel who has given an opinion on the validity of the securities being registered which appears elsewhere in this registration statement has no direct or indirect interest in us.

 DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation do not include a provision automatically indemnifying a director, officer or control person of the corporation or its stockholders for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of Jomar Specialties, Inc. pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is unenforceable

Florida Statutes provide that Articles of Incorporation can contain provisions which eliminate or limit the personal liability of our officers and directors and even stockholders for damages for breach of fiduciary duty, but a corporation cannot eliminate or limit a director’s or officer’s liability for acts or failure to act which are based on intentional misconduct, fraud, or a willful violation of law. Our Articles of Incorporation due not provide that a director or officer is not personally liable to us or our shareholders for damages for any breach of fiduciary duty as a director or officer, except for liability for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of distribution in violation of Florida Statures.

Our By-laws Article X Section 3 provide that we will indemnify our officers and directors to the fullest extent permitted by the Florida Statutes, provided the officer or director acts in good faith and in a manner which he or she reasonably believes to be in or not opposed to Jomar Specialties, Inc.’s best interest, and with respect to any criminal matter, had no reasonable cause to believe that his or her conduct was unlawful. Our By-laws also provide that, to the fullest extent permitted by Florida Statutes, we will pay the expenses of our officers and directors incurred in defending a civil or criminal action, suit or proceeding, as they are incurred and in advance of the final disposition of the matter, upon receipt of an undertaking acceptable to the Board of Directors for the repayment of such advances if it is ultimately determined by a court of competent jurisdiction that the officer or director is not entitled to be indemnified.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is not quoted or traded on any quotation medium at this time. We intend to apply to have our common stock included for quotation on the NASD OTC Bulletin Board. There can be no assurance that an active trading market for our stock will develop. If our stock is included for quotation on the NASD OTC Bulletin Board, price quotations will reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

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At the present time, there is no established market price for our shares.  Should a market develop for our shares, the trading price of the common stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as actual or anticipated variations in quarterly operating results, announcements of technological innovations, new sales formats, or new services by us or our competitors, changes in financial estimates by securities analysts, conditions or trends in Internet or traditional retail markets, changes in the market valuations of printing equipment and specialty printing services, announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, capital commitments, additions or departures of key personnel, sales of common stock and other events or factors, many of which are beyond our control. In addition, the stock market in general, and the market for printing services in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. These broad market and industry factors may materially adversely affect the market price of the common stock, regardless of our operating performance.  Consequently, future announcements concerning us or our competitors, litigation, or public concerns as to the commercial value of one or more of our products or services may cause the market price of our common stock to fluctuate substantially for reasons which may be unrelated to operating results. These fluctuations, as well as general economic, political and market conditions, may have a material adverse effect on the market price of our common stock.

There are no shares offered pursuant to or underlying an employee benefit plan. There are no shares of common stock that are subject to outstanding options, warrants or securities convertible into common equity of our Company.

There are 708,000 shares of common stock that could be sold by the selling shareholders according to Rule 144 that we have agreed to register. Share certificates representing these shares have been appropriately legended.  A brief description of Rule 144 follows:

The common stock sold in this offering will be freely transferable without restrictions or further registration under the Securities Act, except for any shares purchased by an “affiliate.” An “Affiliate” is a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control of the issuer. The definition of an "Affiliate" is critical to the operation of Rule 144, promulgated under the Securities Act. Rule 144 provides for restrictions on the amount of securities that can be sold by an affiliate during a given period of time. In general, pursuant to Rule 144, a shareholder who has satisfied a one year holding period may, under certain circumstances, sell within any three month period a number of securities which does not exceed the great of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Further, Rule 144 permits, under certain circumstances, the sale of securities, without any quantity limitation, by our shareholders who are not affiliates and who have satisfied a two-year holding period.

Cash dividends have not been paid during the last three (3) years. In the near future, we intend to retain any earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. The declaration and payment of cash dividends by us are subject to the discretion of our board of directors. Any future determination to pay cash dividends will depend on our results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant at the time by the board of directors. We are not currently subject to any contractual arrangements that restrict our ability to pay cash dividends.

Including its two officers and directors, we have fifty-one (51) stockholders of record of our common stock as of April 16, 2007. The CUSIP number for our common stock is 479863 10 2.

IMPACT OF THE "PENNY STOCK" RULES ON BUYING OR SELLING OUR COMMON STOCK

The SEC has adopted penny stock regulations which apply to securities traded over-the- counter. These regulations generally define penny stock to be any equity security that has a market price of less than $5.00 per share or an equity security of an issuer with net tangible assets of less than $5,000,000 as indicated in audited financial statements, if the corporation has been in continuous operations for less than three years. Subject to certain limited exceptions, the rules for any transaction involving a penny stock require the delivery, prior to the transaction, of a risk disclosure document prepared by the SEC that contains certain information describing the nature and level of risk associated with investments in the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly account statements must be sent by the broker-dealer disclosing the estimated market value of each penny stock held in the account or indicating that the estimated market value cannot be determined because of the unavailability of firm

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quotes. In addition, the rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $5,000,000). These practices require that, prior to the purchase, the broker-dealer determined that transactions in penny stocks were suitable for the purchaser and obtained the purchaser's written consent to the transaction. If a market for our common stock does develop and our shares trade below $5.00 per share, it will be a penny stock. Consequently, the penny stock rules will likely restrict the ability of broker-dealers to sell our shares and will likely affect the ability of purchasers in the offering to sell our shares in the secondary market.

Trading in our common stock will be subject to the "penny stock" rules.

CORPORATE ORGANIZATION AND HISTORY WITHIN LAST FIVE YEARS

The Company was incorporated under the laws of the State of Florida on July 8, 1983 under the name Jomar Specialties, Inc. The Company does not have any subsidiaries or related companies.

We have not been involved in any bankruptcy, receivership or similar proceedings since inception nor have we been party to a reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business. We do not foresee any circumstances that would cause us to alter our current business plan within the next twelve months.  In the event we do not raise additional capital through our private offering of shares the company will seek other debt financing arrangements.

DESCRIPTION OF BUSINESS

Business Development Since Inception

We put $100.00 in initial seed capital in the company after our incorporation on July 8, 1983 in order to begin operations and implement our business plan.

In July of 1983 we began to market our specialty printing services as well as retail printing services in Tampa Bay, Florida. Our services initially targeted small business users such as banks, financial institutions and professions such as attorneys and doctors. Within a few years we found that by providing specialty printing services such as foil stamping, embossing, numbering, scoring, die cutting and perforating we had a niche business that we could fulfill.  By concentrating in this niche we were able to avoid the cost of advertising due to the high number of clients that subcontracted their work to us.  We have continued this practice to the present.

The equipment we purchased in the beginning allowed us to concentrate our efforts in this specialty area.  We still have the following equipment that we use and maintain in-house:

•

12 x 18 Kluge Press

•

10 x 15 Kluge Press

•

12 x 18 Kluge Press

•

10 x 15 Kluge Stamping Press

•

12 x 18 Kluge Stamping Press

•

12 x 18 Kluge Stamping Press

•

10 x 15 Kluge Press

•

10 x 15 Kluge Press

•

12 x 18 Kluge Press

•

12 x 18 Kluge Press

•

21 x 21 Miehle Horizontal Press

•

One (1) Dick Moll Folder/Gluer

•

10 x 15 C & P Chandler Price Press

•

One (1) Hammond Glider Metal Saw

•

34 ½ Craftsman Cutter

•

Basic Challenge Paper Drill

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•

30” Cutter

•

15” Band Saw

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T-45 Pallet Jack

We discontinued advertising in the late 1980’s as referral business was sufficient to keep us operating at a sustainable level.  We have undergone ownership changes during the last six (6) years. The business was sold to the son-in-law and daughter of Joseph and Mary Flad in April of 2000.  Due to the inability of the son-in-law and daughter to keep the business running at full capacity and remaining profitable, Joseph and Mary Flad repurchased the stock in the corporation on March 19, 2005 and have begun to return the company to its former sustainable capacity. With their extensive printing experience our Officers and Directors believe that by raising capital they can purchase new equipment that will allow the company to accept more work that has been declined in the past due to the inability of the previous owners to produce work in a timely manner.  New equipment and additional employees lead the company to believe that it can expand and become more profitable by utilizing newer equipment to produce more output in a shorter period of time utilizing less employees and materials.

Our Business

(1) Principal Products or Services and Their Markets

We provide commercial printers with professional specialty custom printing services. The printing services we provide include:

•

Foil Stamping

•

Embossing

•

Numbering

•

Scoring

•

Die Cutting

•

Perforation

•

Custom printing requests

Our commercial printing for commercial customers represents 100% of our business.  Previously our printing services were offered to the retail market for products such a thermography (raised lettering); however, we did not find this segment to be as profitable as our specialty printing.  Accordingly, our retail products were discontinued over ten (10) years ago.  .

(2) Distribution Methods of the Services

The primary delivery of products and services is through land based delivery and/or mail from our home office location in St. Petersburg, Florida.

Our clients fax or email orders to us with instructions on how they want their finished product returned.  For those companies that are local, many send their own trucks to pick-up the product.  For those to distant to pick up product we ship via their preferred method.  U.S. Mail, UPS and FedEx are the primary sources for carriers.

We anticipate that we will not provide services to out-of-state clients until, and unless, we have completed our website to obtain business in out of state areas. We will expand to large metropolitan markets when we have installed our new equipment to supply the large customers with the quality and timeliness of their order.

(3) Status of Any Publicly Announced New Product or Service.

We have not developed any new or unique products or services that would make us stand above our competition. Our product offerings have been typical middle of the road services to commercial printers on a subcontract basis. We have chosen to refine the services that fall within our capability. While the Internet has provided a new tool for advertising and customer interface, there has been no significant change in services we provide. We will be utilizing the Internet as a mainstay of our future advertising and support for our sales representatives.

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(4) Our Competition

In order to compete effectively in the printing business, a company must provide a wide range of quality services and products at a reasonable cost. The printing business market, as a whole, is characterized by intense competition with a large number of companies offering or seeking to develop services and products that will compete with those that we offer. Based on our experience, we believe that the failure rate of small printing businesses is due in large part to many printers beginning operations without having the skills and knowledge necessary for the day-to-day business operations and without the necessary capital.

We believe that our expansion will provide us the ability to provide personalized service through our representatives as well through ordering via the Internet. The small, localized printers primarily operate within their own geographic confines and will not directly compete with us in all the geographic areas within which we will operate. We believe we compete favorably with the printing firms that provide products and services similar to ours because those firms still provide many products and services instead of concentrating in a niche such as ours. While each localized printer could conceivably be considered a competitor, realistically they compete more on a local geographic basis. The typical printer locates in an area that has the demographics to support the business. As a result of our twenty-three years of operations we have a strong, loyal customer base. While we currently have in excess of seventy (70) clients, we have not been advertising our services.  Thus, we believe we will gain many additional clients when we begin our marketing campaign. Since we concentrate in specialty work, we do not have to compete with a typical small, local print shop that does the “variety” printing in the local community. Due to the strong loyalty demonstrated by our clients to our Company we do not feel there is a threat from local printers “stealing” our customers.

Since we are subcontractors, our specialty printing is done in house so we maintain control of the quality as well as the timing of a project. We have found through the years that companies that supply printing on a subcontract basis do the majority of their business through this method and not directly to consumers.  Many of our competitors have greater financial resources than we have, enabling them to finance acquisition and development opportunities or develop and support their own operations. In addition, many of these companies can offer bundled, value-added, or additional services not provided by us. Many may also have greater name recognition. Our competitors may have the luxury of sacrificing profitability in order to capture a greater portion of the market for business consulting activities. They may also be in a position to pay higher prices than we would for the same expansion and development opportunities. Consequently, we may encounter significant competition in our efforts to achieve our internal and external growth objectives.

Our competitors have methods of operation that have been proven over time to be as successful as ours.

(5) Sources and Availability of Raw Materials

We provide products and services and, as a result, we have to maintain relationships with our raw materials suppliers. We will not necessarily have any concern with raw materials and the dependence on any specific suppliers. Our only potential dependence will be on sales personnel. The availability of sales personnel with the education and experience we need does not seem to be critical at this time. As a result of the downturn in the economy and recent layoffs from various firms, the quality of the pool from which we draw our workforce is quite good. The relationships we have developed with other printing firms and suppliers have resulted in the ability for us to have a large pool from which to choose our subcontractors. Over the years we have experienced paper and ink shortages at times that have caused increases in our prices on a short-term basis. Additionally, we have experienced changes due to the changes in the types of inks used in offset printing. Inks changed from petroleum based to soy-based and we found ourselves facing the challenges of all printers in retooling our equipment to accommodate the new inks.

At this time we do not see a critical dependence on any supplier(s) that could adversely effect our operations.  We have several large suppliers of our materials located from Florida to New Jersey that can supply our materials to us on a next day basis.

(6) Dependence on Limited Customers

We will not have to rely on any one or a limited number of customers for our business.  We currently have in excess of seventy (70) customers. We expect to increase our client base once we begin to expand our operations. While our target markets are unlimited, it will take time to develop other markets.

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(7) Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements or Labor Contracts

At the present time we do not own or have any domain names, patents, trademarks, licenses (other than the usual business license), franchises, concessions, royalty agreements or labor contracts. However, in the future, our success may depend in part upon our ability to preserve our trade secrets, obtain and maintain patent protection for our technologies, products and processes, and operate without infringing upon the proprietary rights of other parties. However, we may rely on certain proprietary technologies, trade secrets, and know-how that are not patentable. Although we may take action to protect our unpatented trade secrets and our proprietary information, in part, by the use of confidentiality agreements with our employees, consultants and certain of our contractors, we cannot guarantee that:

(a)

these agreements will not be breached;

(b)

we would have adequate remedies for any breach; or

(c)

our proprietary trade secrets and know-how will not otherwise become known or be independently developed or discovered by competitors.

We cannot guarantee that our actions will be sufficient to prevent imitation or duplication of either our products and services by others or prevent others from claiming violations of their trade secrets and proprietary rights.

(8) Need for Government Approval of Principal Products or Services

None of the services we offer require specific government approval. We do have to conform to E.P.A. regulations concerning the disposal of our inks, chemicals and solvents. We have hired a disposal contractor for disposal of these products.

(9) Government Regulation

As a printer, we are subject to a limited variety of local, state, and federal regulations. While we believe that our operations are in compliance with all applicable regulations, there can be no assurances that from time to time unintentional violations of such regulations will not occur. We are subject to federal, state and local laws and regulations applied to businesses, such as payroll taxes on the state and federal levels. In general, our printing activities are subject to local business licensing requirements. Our current business requires that we comply with state corporate filings, city or county business license and the necessary business liability insurance. The requirements of these regulations are minimal and do not cause any undue burden. Over the years our compliance with OSHA was always in order as proven by our never having a single issue with OSHA.

Internet access and online services are not subject to direct regulation in the United States. Changes in the laws and regulations relating to the telecommunications and media industry, however, could impact our business. For example, the Federal Communications Commission could begin to regulate the Internet and online services industry, which could result in increased costs for us. The laws and regulations applicable to the Internet and to our services are evolving and unclear and could damage our business. There are currently few laws or regulations directly applicable to access to, or commerce on, the Internet. Due to the increasing popularity and use of the Internet, it is possible that laws and regulations may be adopted, covering issues such as user privacy, defamation, pricing, taxation, content regulation, quality of products and services, and intellectual property ownership and infringement. Such legislation could expose us to substantial liability as well as dampen the growth in use of the Internet, decrease the acceptance of the Internet as a communications and commercial medium, or require us to incur significant expenses in complying with any new regulations.

(10) Research and Development During Last Two Fiscal Years

During the last two fiscal years no money was spent on research and development. We have, however, spent minimal monies on Internet research and development.

(11) Cost and Effects of Compliance with Environmental Laws

As a subcontracting printer, we are subject to all federal, state and local environmental laws. We must deal with the disposal of various inks and solvents. This is contracted to a company specializing in such disposal. As a result of this contractual agreement for disposal we do not have any environmental issues.

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(12) Our Employees

As of December 31, 2006, we have two full time employees, Joseph and Mary Flad, who are our President and Secretary/Treasurer, respectively, and three part-time employees.  Our two full time employees are not receiving any salary nor are they receiving other stock benefits for their performance. There are no key consulting contracts with any individuals or companies at this time.

We do not believe that there is a critical need for a specific type of candidate we would use in our business. We believe that as a result of his twenty-three years experience, our President, Joseph Flad, has the ability to train employees to the specific needs of the company.

Reports to Security Holders

As an Issuer under the 1933 Securities Act we will file quarterly and annual reports and other information with the U.S. Securities and Exchange Commission (“SEC”). You may read and copy any document that we file at the SEC's public reference facilities at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about its public reference facilities. Our SEC filings will be available to you free of charge at the SEC's web site at <www.sec.gov>.

We are not required by the Florida Revised Statutes to provide annual reports. At the request of a shareholder, we will send a copy of an annual report to include audited financial statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS

This section of our prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

We are a specialty printing company that is seeking to expand its operations. We have an operating history and have generated revenues from our activities that have produced both net incomes and losses. We have yet to undertake any expansion activity. As our company is considered to be mature, there is no reasonable likelihood that increased revenues can be derived from our expansion in the foreseeable future.  We consider that our operations will require us to retain new management personnel that can lead the company in its expansion.

Our Board of Directors has a concern regarding our planned expansion. This means that our Board believes there is substantial doubt that we can expand as an on-going business for the next twelve months unless we obtain additional capital to pay for our operations. This is because we have not generated sufficient profits to cover our expansion. Accordingly, we must raise cash from sources other than our operations. Our only other source for cash at this time is investment by others in the Company.

Our Company offers specialty printing services to the limited market of retail print shops. Accordingly, the probability of our Company ever developing a large client base is extremely remote; thus it is likely that any funds spent on our planned expansion may be lost. Since we are a specialty printing company providing services to retail print shops, management believes a large customer base is unlikely; however, our customer base could expand if more retail printers enter the market or if we expand or streamline our services.  If we cannot raise funds for expansion, we may have to suspend or cease our expansion and possibly our operations entirely which would result in the loss of your investment.

Since our business activity is related to a limited number of specialty printing services, it is the opinion of management that the most meaningful financial information relates primarily to current liquidity and solvency. As of December 31, 2006, we had a deficit of working capital of $2,369. Despite the commitment of our officers and directors to advance funds during the next twelve months, unless we raise additional funds, we will be faced with having to raise additional working capital by no later than the end of the next twelve months to complete our expansion. Our future financial success will be dependent on the success of our expansion. Such expansion may take years to complete and future cash flows, if any, are impossible to predict at this time. The

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realization value from any expansion which may be done by us is largely dependent on factors beyond our control such as the market for our services, the number of available new customers and sufficient personnel available to perform work that we obtain.

We recognize that additional capital will be required during the next twelve months. Should we be unable to raise additional capital from other sources, our directors and officers have committed to advance the company additional funds to enable the Company to meet its cash needs over the coming year.

We have equipment to sell however such sale would severely cripple our ability to perform operations. We are going to buy equipment during the next twelve months. We do know that the equipment we need will include modern stamp press, Miehle Horizontal Press and a Dick Moll Folder/Gluer.  Based on the amount of capital we are able to raise through either private sources or debt financing, we will be able to make a final determination of the number of pieces of equipment we are able to purchase.

In addition to the equipment purchases we plan on building a website to attract customers nationwide.  Once our website is operational, however, we will also compete with other Internet-based companies and businesses that have developed or are in the process of developing competing websites. Our website will be developed by a local web design firm and designed to target the personal as well as business markets. We intend to have a user-friendly website which provides prospective clients with a complete listing of our available services. We plan to design our website to allow current and potential clients to ask our “sales reps” introductory questions via e-mail. We believe that interchange will allow us to tailor our services to each particular client. The increase in business commerce utilizing the Internet has increased dramatically over the last three years. For the printing industry the Internet has brought potential customers from 3,000 miles to doing business with a local business. Capitalizing on this presence requires a website that is not only professional but is functional as well. We have located a local company to assist us in both the design and hosting of our site. For a flat fee they will maintain our site and make any changes necessary when needed. We have allocated $7,000 towards our Internet needs in the event we raise $125,000 through our private financing. Should we raise a total of $500,000.00 through private financing or debt financing we will allocate $20,000.00 towards our Internet presence. This will allow us to place our company towards the top of search engine results. The major search engines charge a fee for each hit from an individual/business searching under the terms we will list under.  The earlier a company desires to have their web page shown in the results determines the amount paid by the company for each search hit.  This cost per hit can range from under $1.00 to as much as $7.00 per search hit.  To generate more possible business we will select as many "key" words that a potential customer would use to search by.  While we do not have a specific list developed as of November 15, 2006, we have a pending list that includes over twenty (20) search terms.

In addition to the specific cost of search hits, we will seek to do "banner" advertising.  Banner advertising is a method whereby a banner will appear on a different website advertising the services of our company.  An individual/business would be able to click on the banner and be directed to our website.  The cost of banner advertising is dependent on the size of the banner, the site it is located on and the placement on the page.  We have allotted the cost of our website advertising and registry under "Equipment Purchases" as we believe that the computer we purchase to dedicate to this service will be piece of equipment that will be amortized over time.  Due to the variable nature of these costs, management believes it needs the flexibility to allocate funds for our Internet presence based on the circumstances at the time we begin funding and expanding.

Table 9.0 Revenues, Expenditures and Net Income

YEAR	REVENUE	EXPENSES	NET INCOME (LOSS)
2006	$144,052	$198,379	($54,327)
2005	$123,334	$134,340	($11,006)

Results of Operations - Year ended December 31, 2006.

Our financial statements contained herein have been prepared on a Generally Accepted Accounting Principles basis. We incurred a net loss for the year ended December 31, 2006, of ($54,327) or ($.08) per share.  We attribute this loss directly to increased costs associated with professional fees for this registration statement, accounting of executive compensation contributed as noncash and the purchase of materials for the business.  We had an increase in professional fees of over $40,000 and an increase in payroll of over $17,000.  Our other line item expenses remained relatively constant as a percentage of sales.

Our cash flow for the year ended December 31, 2006 showed an increase in cash of $10,808.  The cash increase is primarily attributed to shareholder loans of $6,502 and stock issuance of $147 in 2006 and to distributions (due to S corporate status) of

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($17,764) and investing activities of ($12,159) in 2005.  Our burn rate of approximately $16,532 per month will allow us to continue operations indefinitely unless and until we begin our expansion.  Our expansion will not leave us sufficient capital at the present burn rate so we must raise capital through either equity or debt financing.

The following table provides a comparison of our statement of operations for the years ended December 31, 2005 and 2006:

Table 10.0 Statement of Operations for the Years Ended December 31, 2006 and 2005

	12/31/2006	12/31/2005	$ Var	% Var

Revenue	$144,051.60	$123,334.19	$20,717.41	16.80%

Operating Expenses
Amortization	0.00	4,416.00	(4,416.00)	(100.00%)
Auto Expense	3,961.62	3,470.12	491.50	14.16%
Bank Charges	40.81	101.86	(61.05)	(59.94%)
Contributions	0.00	18.37	(18.37)	(100.00%)
Depreciation	2,736.00	2,977.29	(241.29)	(8.10%)
Dues & Subscriptions	192.50	279.60	(87.10)	(31.15%)
Executive Compensation	24,000.00	24,000.00	0.00	0.00%
Freight	2,107.19	605.85	1,501.34	247.81%
Insurance	3,182.25	1,185.34	1,996.91	168.47%
Interest Expense	0.00	2,950.98	(2,950.98)	(100.00%)
Labor	6,036.25	3,608.37	2,427.88	67.28%
Miscellaneous	139.14	160.00	(20.86)	(13.04%)
Office Expense	2,617.12	2,174.54	442.58	20.35%
Other taxes	5,245.49	9,554.08	(4,308.59)	(45.10%)
Payroll	47,128.34	30,400.82	16,727.52	55.02%
Payroll Taxes	4,206.69	2,489.49	1,717.20	68.98%
Postage & Delivery	407.23	187.00	220.23	117.77%
Professional Fees	46,724.00	3,484.00	43,240.00	1241.10%
Purchases of materials	21,169.49	8,896.23	12,273.26	137.96%
Rent - Note B	10,272.00	10,272.00	0.00	0.00%
Repairs & Maintenance	2,533.70	2,791.08	(257.38)	(9.22%)
Shop Expense	3,953.43	3,255.31	698.12	21.45%
Subcontract services	2,217.52	3,378.77	(1,161.25)	(34.37%)
Supplies	0.00	3,209.00	(3,209.00)	(100.00%)
Telephone	1,128.19	1,070.15	58.04	5.42%
Travel & Entertainment	2,368.34	3,323.74	(955.40)	(28.74%)
Utilities	6,011.30	6,080.32	(69.02)	(1.14%)
Total Expenses	198,378.60	134,340.31	64,038.29	47.67%

Net (Loss) Income Before Income Taxes	(54,327.00)	(11,006.12)	(43,320.88)	393.61%

Net (Loss) Income from operations	($54,327.00)	($11,006.12)	(43,320.88)	393.61%

Our revenues for the year ended December 31, 2006 are above the same period for the year 2005.  We attribute part of this increase to both Joseph P. Flad, Jr., and Mary E. Flad’s successful operation of the business.  Our expenses during this period have increased from the same period in 2005 due to major increases in our professional fees, attributable to the legal and accounting expenses associated with filing this registration statement, payroll and the purchase of materials.

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The increase in payroll of $16,727 is due to short term increases in staffing during periods of high-volume job orders.  We scaled back on the employees when the volume of job orders decreased.

The increase in purchases of materials of $12,273 is due primarily to the purchase of materials in bulk to complete job orders in a more efficient and  timely manner.

We believe our revenues by December 31, 2007 will exceed our revenues in 2006 with a decrease in our expenses thereby generating net income.

We have paid for all expenses for this offering as they have come due.

Results of Operations – December 31, 2005

During the third quarter of the Company’s 2005 year, Management and the Board decided to implement actions in order to further facilitate the Company’s growth and expansion. Accordingly, the Company’s Board and management decided to undertake the filing of an SB-2 Registration Statement with the Securities and Exchange Commission with the intent of registering the Company’s shares of common stock. By registering the existing shares and becoming a fully reporting company, management felt the company could seek to become an OTCBB company.  By raising funds through private financing management believes that investors would have an appropriate exit strategy.  The Board of Directors decided that the company would pursue the sale of shares to family and friends to be registered in a registration statement.  The sale of these shares would rely on the exemption provided by the Securities Act of 1933 Section 4(2).

The Company’s operations during the year ended December 31, 2005 reflected the results of the Flad’s returning as the major shareholders and management team. Revenue consisted of $123,334. This revenue less operating expenses of $134,340 resulted in a loss of ($11,006) or ($0.03) per share.

Our cost of goods sold remained a constant 10% as compared to 2004 and is below the 17% for the year ended December 31, 2006. Our 2005 line item expenses showed a decrease in payroll of over $25,000.  This decrease occurred because employees on the payroll prior to the reacquisition of the company by Joseph P. Flad, Jr., and Mary E. Flad, were no longer needed and let go, thereby reducing the need for some employee wages.  In addition the two principals of the company, Joe and Mary Flad, worked full-time in the business, while not taking salaries. Accordingly, in 2005, the principals each show a contribution of noncash compensation to the company in the amount of $24,000 as foregone executive salaries.  For the year ended December 31, 2005, the above activities resulted in a net increase in cash and cash equivalents of $1,291 and a balance of $8,069 of cash and cash equivalents at December 31, 2005.

At December 31, 2005, the Company had depreciable assets of $124,604 and accumulated depreciation of ($113,983) for net total fixed assets of $10,620 on its balance sheet. There was an additional amount of paid-in-capital of $30,954 at December 31, 2005.

In summary, the Board and management believe the Company’s change in ownership/management have strengthened the Company. Management and the Board also believe the decision to file an SB-2 Registration Statement will provide the Company with the ability to raise additional funds through private financing with such additional funding needed to expedite its commitment to expanding and growing the company.

(i) How long can we satisfy our cash requirements and will we need to raise additional funds in the next 12 months?

Our Plan of Operation for the next twelve months is to raise capital to expand our operations. While we have the necessary cash and revenue to satisfy our cash requirements for the next twelve months, this would not include any of our plans for expansion. In the event we raise capital from private sources or through debt financing, we will be able to implement our expansion. We anticipate that we will use the funds raised to fund equipment purchases and office improvement and for marketing activities and working capital. Our failure to market and promote our services will harm our business and future financial performance. If we are unable to expand our operations within the next twelve months, we will likely fail to increase our revenues. We cannot guarantee that additional funding will be available on favorable terms, if at all. If adequate funds are not available, then we may not be able to expand our operations. If adequate funds are not available, we believe that our officers and directors will contribute funds to pay for some of our expenses. However, we have not made any arrangements or agreements with our officers and directors regarding such advancement of funds. We do not know whether we will issue stock for the loans or whether we will merely prepare and sign

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promissory notes. If we are forced to seek funds from our officers or directors, we will negotiate the specific terms and conditions of such loan when made, if ever. None of our officers or directors is obligated to pay for our expenses. Moreover, none of our officers or directors has specifically agreed to pay our expenses should we need such assistance.

During the last twelve months we have increased our revenue, decreased our expenses on a percentage of revenue basis and increased our net income during this period. Our cash available at the end of the year December 31, 2006 increased slightly from December 31, 2005.  Our percentage of expenses to revenue ratio in the year 2006 was higher than those in the year 2005.  We attribute this major increase to increase in our professional fees, attributable to the legal and accounting expenses associated with filing this registration statement, increase in payroll, and the purchase of materials.

The implementation of our business strategy is estimated to take approximately 12 to 18 months. Once we are able to secure funding, implementation will begin immediately. We anticipate 30 days to be in a stage of full operational activity to gain additional clients. The major parts of the strategy to be immediately implemented will be the sales and marketing and office equipment and human resource procurement.

Our cash flows, revenue and profits are sufficient to sustain our current operations.

(ii) Summary of product research and development

We are not currently nor do we anticipate in the future to be conducting any research and development activities, other than the development of our proposed website. However, we do plan to market ourselves aggressively.

(a) Marketing Plan

Our current marketing plan involves positioning ourselves as a printing company specifically targeting commercial printers seeking to subcontract their specialty work. Unless we receive a specific request for printing services from the general public or a business other than a commercial printer, we will not be targeting those market segments. The extensive advertising needed to produce a major increase in potential business will not be done during the next twelve months. We will use a softer approach and target advertising to grow the business in a controlled way. This will allow us to determine human resource needs and ensure we do not overstaff too early thereby avoiding high labor and benefits costs.

We will utilize a direct marketing person to contact companies to solicit business. Mr. Flad’s personal contacts within the printing industry, we believe, will assist our marketing person in gaining entry to decision makers.

Our target markets and marketing strategy will be fully developed. We will primarily market our services to commercial printers. Our marketing initiatives will include:

•

utilizing direct response print advertisements placed primarily in small business, entrepreneurial, and special interest magazines;

•

links to industry focused websites;

•

affiliated marketing and direct mail;

•

presence at industry trade shows; and

•

promoting our services and attracting businesses through our proposed website.

We believe that our experience from operating a brick and mortar facility for twenty-three years will serve us well with our marketing initiative. As a company we have learned the value of a good presence at trade shows and conventions for the printing industry. By having more of our reps at trade shows we can build relationships quicker and gain market share at the same time. While there are two major shows, there are many regional events for reps to attend to solicit clients.

As a direct result of Mr. Flad’s lengthy career, he has developed many contacts with commercial printers. We will develop a high quality brochure to send when we utilize a direct market campaign. We have tentatively set the third quarter of 2007 as a target date for a direct mail campaign. By waiting until the third quarter, our sales reps will have sufficient time to develop their skills as well as the company streamlining its subcontracting operations.

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(b) Sales Strategies

- Capability Brochures. We expect to create a capability brochure featuring our family of services and products. This will be a high quality brochure with extensive detail.

- Public Relations and Advertising. We plan to implement a campaign to obtain media coverage by publishing persuasive news articles and feature stories that increase the awareness of the business services and further the acceptance of our products, services and technologies as the solution to targeted customer segments.

(c) Other Markets

During our twenty-three years of operations we have fully developed our target market. From inception we have provided specialty printing to our client base.  During our operations Mr. Flad began to target specialty printing on a subcontracted basis to commercial printers for their printing needs.  This was due to the fact that these clients typically did high quality material as well as long run production.  These two factors contributed to our success both in terms of longevity and profitability. Our new sales representatives will be responsible for more fully developing their geographic markets as well as any potentially new markets.

(iii) Any expected purchase or sale of plant and significant equipment?

We do anticipate the purchase of equipment other than general office supplies and general office equipment, should we raise sufficient funds to purchase such office equipment. We will purchase one (1) new stamping press, Kluge, for approximately $20,000.00. As our funding increases we will purchase additional presses folder/gluer and a C&P press. When we expand our customer base, we will need to hire additional employees. Specifically, if we are able to raise sufficient capital to expand our services and service area and our revenue levels justify such action, we plan on hiring eight to nine additional employees over the next 12 months.

(iv) Employees

As of December 31, 2006, we have two full time employees, Joseph and Mary Flad, who are our President and Secretary/Treasurer, respectively, and three part-time employees.  Our two full time employees are not receiving any salary nor are they receiving other stock benefits for their performance.  We anticipate that we will not hire any additional employees in the next six months unless we generate significant revenues or raise additional funds through private financing. From time to time, we anticipate using the services of an outside firm for additional website design and development.

With our growth strategy our objective is to expand our operations by adding staff while increasing our market presence in the Tampa Bay area of Florida, and into nearby regions. We anticipate achieving growth by hiring additional staff, installing computers, and launching a professionally designed website to attract new clients. We plan to hire individuals with the following strengths:

- Sales Representative: This position requires an individual experienced in marketing to small businesses and developing and implementing ongoing marketing strategies. This position will be a liaison between us and those institutions that traditionally utilize offset printing services.

- Clerical Assistant: This individual will perform all daily office tasks including, but not limited to, computer input and bookkeeping.

- Computer Assistant: This individual will have web design experience, a working knowledge of computer networks, as well as work with an outside web design firm to establish our proposed website. We believe that our proposed website will be an important tool to expand our area of operations and client base.

Liquidity & Capital Resources

Since approximately 1983, the company has concentrated its efforts in providing subcontracted printing services in a niche market in Florida to support the marketing and sales of printing services utilizing subcontracting as the cornerstone of its business strategy. The printing market trend has shown a steady increase in both the number of large printers and the rate at which small

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printers are disappearing. Management believes it can capitalize on both these trends by utilizing a controlled growth and sound financial plan to locate and keep clients. As we begin acquisition of clients our liquidity increases due to additional revenues. In the event a downturn in the market occurs, the company plans to tighten its plan on the acquisition of new clients to avoid overextending the internal resources of the company as well as straining the external resources through our banking contacts.

Our internal liquidity is provided by our operations. In the event the company needs additional funds, our President Joseph P. Flad, Jr. will provide any necessary capital. Since our President and Secretary/Treasurer Joseph P. and Mary Flad own the underlying real estate and building that we rent, they believe that they have an excellent source of external liquidity in the event our expansion grows rapidly and in the event we do not gain enough funds from our private offering.

While the capital resources of the company are limited from a cash perspective, the credit of the officers and directors for guaranteeing any loan necessary is extremely strong. The company has not established any lines of credit with any banks. In the event a supplier or lender requires additional credit to obtain equipment or other business supplies, our officers and directors are willing to extend their credit to accomplish the purchase.

During the third quarter of the Company's 2006 year, Management and the Board of Directors decided to implement actions previously discussed in order to further facilitate the Company’s growth and expansion. Pursuant to the Company’s Board of Directors authorization of the sale of shares of the Company’s stock at $.01 per share to a maximum of sixty (60) family and close friends of the Company’s officers and directors in order to gain additional funding and involvement for the Company’s expansion, the Company continued to seek to bring in friends and family as additional shareholders/investors in the Company in order to assist in funding the Company’s endeavors. As of November 15, 2006, the Company had sold additional shares of its common stock pursuant to this authorization. On October 31, 2006 the Company completed a forward stock split of 40:1 for all shareholders of record as of October 15, 2006. During the third quarter of 2006, the Company’s management and Board discussed and decided that, while the planned expansion of its business to gain additional customers to increase revenues is a sound business decision, the Company believes that it still needs to raise additional capital. Accordingly, the Company’s Board and management decided to undertake the filing of an SB-2 Registration Statement with the Securities and Exchange Commission with the intent of registering the Company’s currently issued common stock for sale to the general public in order to try to create a market for our shares to create liquidity for potential purchasers of our stock in a private offering. The Board and management additionally decided to target a private offering of $500,000.00 to provide sufficient cash resources for the acquisition of office space, employees and equipment necessary to expand operations and provide sufficient working capital to fund operations and marketing.

In summary, the Board and management believe the Company’s expansion in its shareholder base and its planned growth will strengthen and diversified the Company. The Company believes it has methodically built the knowledge base and a unique, well-rounded supporting infrastructure that, once adequately capitalized, will become a competitive and unique force in the existing and growing Florida commercial printing market. It is our belief that our cash flow is sufficient to sustain our current level of operations. While operations could be sustained for a long time (over twelve months), there would be minimal to be distributed for the efforts of the officers and directors. To begin expansion, funds will need to be brought into the company to permit us to move forward with our expansion. Without these funds, management believes it cannot sustain expanding operations.

Although no assurances can be made, we believe that our expenses will increase proportionately to revenues during the fiscal year ending December 31, 2007.

Critical Accounting Policies

As we have been in business since 1983, we have historical data from which to base our assumptions pertaining to estimates that we may have to make.  The critical estimates made by the Company pertain to the purchase of materials to be used by the business in its production of finished product and labor.  Labor includes both regular employees and contract labor.  The Company considers these factors as critical due to their direct impact on the net income of the business.  Any deviation from the estimated amount that increases our costs has a negative impact on our net income.

Since inception, the Company has used revenue recognition based on the completion of a customer’s job and the subsequent billing.  We use this method to properly recognize revenue during the period in which the work is done and completed.  Our costs, operating expenses, and general and administrative costs are recognized when they occur.  The Company believes this accounting method more accurately reflects the generation of revenue and associated expenses during the periods in which they occur.  Utilizing this method prevents revenue or expenses being delayed or recognized in a period in which they did not occur.  The

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Company believes that this critical accounting is necessary to the accurate financial reporting required for shareholders as well as potential investors in our company.

We have not had any disagreements with our accountants regarding how we recognize our revenue, expenses, or our accounts receivable.  As a result, we have not had to make any historical changes in our critical accounting policies.  We have had a recent change to the method used in recognizing noncash income for our officers and directors.  We now recognize forgone compensation to our officers and directors as contributed noncash compensation and as an expense in our Statement of Operations.  The Company believes this more accurately reflects accounting for noncash compensation.

Our accounts receivables are based on our historical data.  This allows us to more accurately predict what our accounts receivable will be during a given period and the amount that we should assign for our allowance for doubtful accounts.  By using our historical data, we are able to provide our management and shareholders with more accurate financial information.

DESCRIPTION OF OUR PROPERTY

We rent warehouse and office space of approximately 2,300 square feet located on a high traffic artery in St. Petersburg. We rent on a lease basis at an annual rent of $10,272.  We rent from our two (2) principal shareholders Joseph and Mary Flad who own sixty-one percent (61%) of the common stock in our company.  They own the underlying land and building housing our business.  In the years 2005 and 2006 they forgave rent of $7,704 and $10,272, respectively, to the company. These amounts have been treated as additional rent expense and capital contributions from the shareholders in each respective year. The company believes the rent to be a fair rental rate based on market conditions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

To the best of our knowledge there are no transactions involving any director, executive officer, or any security holder who is a beneficial owner or any member of the immediate family of the officers and directors other than the rental agreement by and between the company and Joseph and Mary Flad.  Our lease calls for an annual rental of $10,272 per year, however, the Flad’s have forgone $7,704.00 in 2005 and $10,272 in 2006.  These amounts have been treated as additional rent expense and capital contributions from the Flad’s in each respective period.

DISCLOSURE CONTROLS AND PROCEDURES

Our Board of Directors has determined that our Chairman/President, Joseph P. Flad, Jr. has developed disclosure controls and procedures that the full Board of Directors believes are in keeping with the intent of the regulations. As our President with over twenty (20) years experience in coordinating financial information for statements with company accountants, Mr. Flad and the full Board of Directors find the Company’s disclosure controls and procedures to meet or exceed those required.  Management has the responsibility for establishing and maintaining adequate controls over the financial reporting of our company.  Our controls and procedures include, without limitation, those designed to ensure that information to be disclosed is recorded, processed, summarized and reported within the appropriate time periods and that the information is communicated to management, including its principal executive officer and principal financial officer, as appropriate, regarding timely disclosure.

INTERNAL CONTROL OVER FINANCIAL REPORTING

Our Chairman/President, Joseph P. Flad, Jr. will be providing a full financial reporting and accounting of the Company according to the Generally Accepted Accounting Principles and guidelines established by the American Institute of Certified Public Accountants. The Board of Directors has found no weakness in the controls that have been established and believes that the semi-annual monitoring by the full Board of Directors will keep those who invest in our Company fully informed of the true financial status of the Company at all times. Should there be a change in our internal control over financial reporting, this change or changes will be made available in our reports filed with the Securities and Exchange Commission.

CODE OF ETHICS

We have adopted a code of ethics as of January 2, 2006 that applies to our principal executive officer, principal financial officer and principal accounting officer as well as our employees.  Our standards are in writing and will be posted on our website once our site is operational.  Our complete code of ethics has been attached to this registration statement as an exhibit.  Our annual report

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filed with the Securities Exchange Commission will set forth the manner in which a copy of our code may be requested at no charge.  The following is a summation of the key points of the Code of Ethics we adopted:

•

Honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•

Full, fair, accurate, timely, and understandable disclosure reports and documents that a small business issuer files with, or submits to, the Commission and in other public communications made by our company;

•

Full compliance with applicable government laws, rules and regulations;

•

The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

•

Accountability for adherence to the code.

CORPORATE GOVERNANCE

As a small business issuer we are not listed on a national securities exchange or in an inter-dealer quotation system that has requirements that a majority of the board of directors be independent.  We have not applied for a listing with a national exchange or in an inter-dealer quotation system which has requirements that a majority of the board of directors be independent.  We are not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act respecting any director.  We have conducted regular monthly Board of Director meetings on the last business Friday of each month for the last calendar year.  Each of our directors has attended all meetings. We have no standing committees regarding compensation, audit or other nominating committees.  At our annual shareholders meetings each shareholder is given specific information on how he/she can direct communications to the officers and directors of the corporation.  All communications from shareholders are relayed to the members of the Board of Directors.

EXECUTIVE COMPENSATION

We have not paid any executive compensation during the years since inception except as noted from the following summary:

Table 11.0 Summary Compensation

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Com-pensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Joseph P. Flad, Jr.[1] President, Chairman of the Board of Directors
	2005	-0-	-0-	-0-	-0-	-0-	-0-	12,000	12,000
	2006	-0-	-0-	-0-	-0-	-0-	-0-	12,000	12,000
Mary E. Flad[2] Secretary, Treasurer and Director
	2005	-0-	-0-	-0-	-0-	-0-	-0-	12,000	12,000
	2006	-0-	-0-	-0-	-0-	-0-	-0-	12,000	12,000

[1]There is no employment contract with Mr. Flad at this time. Nor are there any agreements for compensation in the future. A salary and stock options and/or warrants program may be developed in the future.

[2]There is no employment contract with Mrs. Flad at this time. Nor are there any agreements for compensation in the future. A salary and stock options and/or warrants program may be developed in the future.

For both of our Executives Joseph and Mary Flad we are disclosing the fair value of the officers/principal shareholders value of their unpaid services (compensation) during 2005 and 2006.   The amount of executive compensation for operations was recorded at $12,000.00 for the year for each officer and was based on reasonable estimates for a business of this size and type.  Our audited financials correctly reflect that these amounts as noncash compensation contributed to the company.

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Table 12.0 Outstanding equity awards at fiscal year-end

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value Of Shares Of Units Of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Joseph P. Flad, Jr.[1] President, Chairman of the Board of Directors	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Mary E. Flad[2] Secretary, Treasurer and Director	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

[1]There is no employment contract with Mr. Flad at this time. Nor are there any agreements for compensation in the future. A salary and stock options and/or warrants program may be developed in the future.

[2]There is no employment contract with Mrs. Flad at this time. Nor are there any agreements for compensation in the future. A salary and stock options and/or warrants program may be developed in the future.

Compensation of Directors

We have no standard arrangement to compensate directors for their services in their capacity as directors. Directors are not paid for meetings attended. All travel and lodging expenses associated with corporate matters are reimbursed by us, if and when incurred.

Table 13.0 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Joseph P. Flad, Jr.	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Mary E. Flad	-0-	-0-	-0-	-0-	-0-	-0-	-0-

EXPERTS

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Our financial statements included in this prospectus have been audited by Randall N. Drake, C.P.A., independent certified public accountant, whose reports thereon appear elsewhere herein and in the registration statement.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On June 15, 2006, we engaged Randall N. Drake, C.P.A., ("Drake ") as our independent auditor. He is our first auditor and we have had no disagreements with Drake on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, in connection with its reports.

LEGAL MATTERS

The validity of the shares of common stock offered by the selling security holders will be passed on by Diane J. Harrison, Esq., 6860 Gulfport Blvd. South, PMB 162, South Pasadena, Florida 33707.

FURTHER INFORMATION

Jomar Specialties, Inc. will be subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith files reports, or information statements and other information with the Securities and Exchange Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street N. E., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission’s web site is http://www.sec.gov.

Jomar Specialties, Inc. has filed with the Commission a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock being offered hereby. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to Jomar Specialties, Inc. and the common stock offered hereby, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the Commission. In addition, the registration statement may be accessed at the Commission’s web site. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

FINANCIAL STATEMENTS

Our fiscal year end is December 31. We will provide audited financial statements to our stockholders on an annual basis; the financial statements will be audited by Randall N. Drake, C.P.A. as our Independent Accountants.

Our audited financial statements for the periods ended December 31, 2006 and December 31, 2005 immediately follow:

Randall N. Drake, C.P.A., P.A.

1981 Promenade Way

Clearwater, Florida 33760

Phone: (727) 536-4863

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Jomar Specialties, Inc.

We have audited the accompanying balance sheet of Jomar Specialties, Inc. as of December 31, 2006 and the related statements of operations, stockholders’ equity, and cash flows for the period ended December 31, 2006. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Jomar Specialties, Inc. as of December 31, 2006 and the results of its operations and its cash flows for the year ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

Randall N. Drake, CPA, PA

Randall N. Drake, CPA, PA

Clearwater, Florida

March 2, 2007

JOMAR SPECIALTIES, INC.

Balance Sheet

December 31, 2006

ASSETS

Current Assets
Cash & cash equivalents	$18,877.17
Accounts Receivable	15,174.00
Less: Allowance for doubtful accounts	(1,000.00)
Inventory	1,422.77
Total Current Assets	34,473.94
Fixed Assets
Depreciable Assets	124,603.58
Accumulated Depreciation	(116,719.33)
Total Fixed Assets	7,884.25

Other Assets
Deposits	275.00
Total Other Assets	275.00
TOTAL ASSETS	42,633.19
LIABILITIES & STOCKHOLDER'S EQUITY

Liabilities
Current Liabilities
Accounts Payable	28,853.73
Stockholder Loan	6,502.33
Other current liabilities	1,486.99
Total Current Liabilities	36,843.05

Total Liabilities	36,843.05
Stockholder's Equity
Common Stock, $.01 par value, 75,000,000 shares authorized,
1,508,000 shares issued & outstanding -NOTE E	227.00
Paid in Capital	45,934.65
Retained Earnings	(40,371.51)
Total Stockholder's Equity	5,790.14
TOTAL LIABILITIES & STOCKHOLDER'S EQUITY	$42,633.19

See accompanying notes and accountant’s report.

JOMAR SPECIALTIES, INC.

Statement of Operations

For the year ended December 31, 2006

Revenue	$144,051.60

Operating Expenses
Auto Expense	3,961.62
Bank Charges	40.81
Depreciation	2,736.00
Dues & Subscriptions	192.50
Executive Compensation	24,000.00
Freight	2,107.19
Insurance	3,182.25
Labor	6,036.25
Miscellaneous	139.14
Office Expense	2,617.12
Other taxes	5,245.49
Payroll	47,128.34
Payroll Taxes	4,206.69
Postage & Delivery	407.23
Professional Fees	46,724.00
Purchases of materials	21,169.49
Rent - Note B	10,272.00
Repairs & Maintenance	2,533.70
Shop Expense	3,953.43
Subcontract services	2,217.52
Telephone	1,128.19
Travel & Entertainment	2,368.34
Utilities	6,011.30
198,378.60

Net (Loss) Before Income Taxes	(54,327.00)

Net (Loss) from operations	($54,327.00)

Earnings (loss) per common share:
Net income (loss) per share - NOTE D	($0.08)

See accompanying notes and accountant’s report.

JOMAR SPECIALTIES, INC.

Statement of Changes in Stockholder’s Equity

For the year ended December 31, 2006

	Common Stock		Contributed	Retained
	Shares	Amount	Capital	Earnings	Total
Balances at January 1, 2006	320,000	$80.00	$37,230.00	($11,611.86)	$25,698.14

Net Income (Loss)				(54,327.00)	(54,327.00)

Constructive Distribution - Note G			(25,567.35)	25,567.35	0.00

Rent contribution - Note B			10,272.00		$10,272.00

Stock subscriptions sold	588,000	147.00			$147.00

Shares issued August 4, 2006	600,000				$0.00
Adjusted for August 7, 2006 recapitalization
Adjusted for October 30, 2006 40:1 forward split

Contributed Noncash Executive Compensation - Note F			24,000.00		$24,000.00

Balances at December 31, 2006	1,508,000	$227.00	$45,934.65	($40,371.51)	$5,790.14

See accompanying notes and accountant’s report.

JOMAR SPECIALTIES, INC.

Statement of Cash Flows

For the year ended December 31, 2006

OPERATING ACTIVITIES
Net Income	($54,327.00)
Adjustments to reconcile Net Income
to net cash provided by operations:
Depreciation Expense	2,736.00
Contributed rent	10,272.00
Contributed Noncash Executive Compensation - Note F	24,000.00
Net Increase (Decrease) in:
Accounts Receivable	(2,758.95)
Inventory	(163.77)
Deposits	0.00
Accounts Payable	24,400.42
Net cash provided by Operating Activities	4,158.70
FINANCING ACTIVITIES
Shareholder Loan	6,502.33
Capital Stock Issued	147.00
Net cash used by Financing Activities	6,649.33
Net increase (decrease) in cash & cash equivalents	10,808.03
Cash & cash equivalents at beginning of period	8,069.14
Cash & cash equivalents at end of period	$18,877.17

See accompanying notes and accountant’s report.

JOMAR SPECIALTIES, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2006

NOTE A – ORGANIZATION AND NATURE OF BUSINESS

Jomar Specialties, Inc. (the Company), was incorporated on July 8, 1983.  The Company is in the business of providing specialty printing services to the commercial printing industry. Revenue is derived from printing services to other printing businesses.

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

For purposes on these statements, the Company considers cash and cash equivalents to be defined as cash on hand and cash in banks with maturities of three months or less.

Fixed Assets

Property and equipment are stated at cost. Depreciation is provided using the straight-line and declining-balance methods over the estimated useful lives of the assets . Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized.  Expenditures for maintenance and repairs are charged to expense as incurred.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principals requires the corporation to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during reporting period.  Accordingly, actual results could differ from those estimates.

Revenue and Cost Recognition

Revenue is derived from printing services to other printing businesses. The Company provides these services and bills for them on a regular basis.  The Company recognizes its revenue when its services are completed and its customers are billed.

Costs, operating expenses and general and administrative costs are recognized as incurred.

Allowance for Doubtful Accounts

The Company provides an allowance for doubtful accounts based upon a review of existing receivables. The Company's accounts receivable were due from various businesses; management considers these receivables fully collectible within 60 to 90 days, without any credit risk. These receivables are not collateralized.

Income Taxes

The Company had elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay Federal or State corporate income taxes on its taxable income. Instead, the stockholders are individually liable for Federal income taxes on their respective share of the Company's taxable income. There are no significant differences between retained earnings or   income for Federal income tax purposes and income reported by the Company on its financial statements.

On October 15, 2006 the Company rescinded its Subchapter S election, to be effective as of that date.  See Note G below.

JOMAR SPECIALTIES, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2006

(CONTINUED)

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-CONTINUED

Rent expense and Shareholder capital contribution

The Company leases it’s facility from the principal shareholders at an annual rent of $10,272 per year, which the Company believes to be a fair rental rate based on market conditions. The shareholders forgave rent $856 in 2004, and rent of $7,704 in 2005 and $10,272.00 in 2006.  These amounts have been treated as additional rent expense and capital contributions from the shareholders in each respective period.

Control Relationship

The Flad family currently owns a majority of the common shares outstanding and currently has the effective power to control the vote on substantially all significant matters without the approval of other shareholders.

Automobile Expense

The company pays for automobile fuel for delivery and expenses these fuel charges as automobile expense.  There are no automobile expenses reimbursed to the shareholders.

NOTE C – SHAREHOLDER LOANS

Shareholder loans consist of amounts advanced to the Company to fund various working capital needs.  These amounts are non-interest bearing and payable on demand.

NOTE D – EARNINGS (LOSS) PER COMMON SHARE

Earnings  per common share were calculated based on reported income divided by the 667,000 average shares (adjusted for the stock recapitalization described in Note E below) outstanding during period.

NOTE E – ARTICLES OF INCORPORATION AMENDMENT AND STOCK SUBSCRIPTIONS

On July 8, 2006 the Company amended the Articles of Incorporation to increase the authorized capital stock from 100 shares of $1.00 par value to 75,000,000 shares of $.01 par value common stock.

 On October 31, 2006 the Company approved and affected a 40:1 stock split.

Income per share amounts were computed using 667,000 average shares outstanding to adjust for the above amendment and stock split.

NOTE F – CONTRIBUTED NONCASH EXECUTIVE COMPENSATION

The company financial statements include the fair value of the officers/principal shareholders value of their unpaid services during 2006.  The amount of executive compensation for operations was recorded at $24,000.00 for the year and was based on reasonable estimates for a business of this size and type.  The contributed capital was increased $24,000.00.

NOTE G – S CORPORATION TERMINATION AND CONSTRUCTIVE DISTRIBUTION

On October 15, 2006 the Company rescinded its Subchapter S election, to be effective as of that date.  The company reclassified undistributed losses of $25,567.35 as contributed capital.  This is reflected as a constructive distribution on the Statement of Changes in Stockholder’s Equity.

Randall N. Drake, C.P.A., P.A.

1981 Promenade Way

Clearwater, Florida 33760

Phone: (727) 536-4863

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Jomar Specialties, Inc.

We have audited the accompanying balance sheet of Jomar Specialties, Inc. as of December 31, 2005 and the related statements of operations, stockholders’ equity, and cash flows for the period ended December 31, 2005. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Jomar Specialties, Inc. as of December 31, 2005 and the results of its operations and its cash flows for the year ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

Randall N. Drake, CPA, PA

Randall N. Drake, CPA, PA

Clearwater, Florida

March 2, 2007

JOMAR SPECIALTIES, INC.

Balance Sheet

December 31, 2005

ASSETS

Current Assets
Cash & cash equivalents	$8,069.14
Accounts Receivable	12,415.05
Less: Allowance for doubtful accounts	(1,000.00)
Inventory	1,259.00
Total Current Assets	20,743.19
Fixed Assets
Depreciable Assets	124,603.58
Accumulated Depreciation	(113,983.33)
Total Fixed Assets	10,620.25

Other Assets
Deposits	275.00
Total Other Assets	275.00
TOTAL ASSETS	31,638.44
LIABILITIES & STOCKHOLDER'S EQUITY

Liabilities
Current Liabilities
Accounts Payable	3,916.07
Other current liabilities	2,024.23
Total Current Liabilities	5,940.30

Total Liabilities	5,940.30
Stockholder's Equity
Common Stock, $.01 par value, 75,000,000 shares authorized,
320,000 shares issued & outstanding -NOTE E	80.00
Paid in Capital	37,230.00
Retained Earnings	(11,611.86)
Total Stockholder's Equity	25,698.14
TOTAL LIABILITIES & STOCKHOLDER'S EQUITY	$31,638.44

See accompanying notes and accountant’s report.

JOMAR SPECIALTIES, INC.

Statement of Operations

For the Twelve Month Period Ended December 31, 2005

Revenue	$123,334.19

Operating Expenses
Amortization	4,416.00
Auto Expense	3,470.12
Bank Charges	101.86
Contributions	18.37
Depreciation	2,977.29
Dues & Subscriptions	279.60
Executive Compensation	24,000.00
Freight	605.85
Insurance	1,185.34
Interest Expense	2,950.98
Labor	3,608.37
Miscellaneous	160.00
Office Expense	2,174.54
Other taxes	9,554.08
Payroll	30,400.82
Payroll Taxes	2,489.49
Postage & Delivery	187.00
Professional Fees	3,484.00
Purchases of materials	8,896.23
Rent - Note B	10,272.00
Repairs & Maintenance	2,791.08
Shop Expense	3,255.31
Subcontract services	3,378.77
Supplies	3,209.00
Telephone	1,070.15
Travel & Entertainment	3,323.74
Utilities	6,080.32
134,340.31

Net Income Before Income Taxes	(11,006.12)

Net Income from operations	($11,006.12)

Earnings per common share:
Net income per share - NOTE D	($0.03)

See accompanying notes and accountant’s report.

JOMAR SPECIALTIES, INC.

Statement of Changes in Stockholders’ Equity

For the Twelve Month Period Ended December 31, 2005

	Common Stock		Contributed	Retained
	Shares	Amount	Capital	Earnings	Total
Balances at January 1, 2005	320,000	$80.00	$6,276.00	$16,658.26	$23,014.26

Net Income				(11,006.12)	(11,006.12)

Rent contribution - Note B			7,704.00		$7,704.00

Cash Distributions S Corp				(17,264.00)	($17,264.00)

Contributed Noncash Executive Compensation - Note F			23,250.00		$23,250.00

Balances at December 31, 2005	320,000	$80.00	$37,230.00	($11,611.86)	$25,698.14

See accompanying notes and accountant’s report.

JOMAR SPECIALTIES, INC.

Statement of Cash Flows

For the Twelve Month Period Ended December 31, 2005

OPERATING ACTIVITIES
Net Income	($11,006.12)
Adjustments to reconcile Net Income
to net cash provided by operations:
Amortization Expense	4,416.00
Depreciation Expense	2,977.29
Contributed rent	7,704.00
Contributed Noncash Executive Compensation - Note F	23,250.00
Net Increase (Decrease) in:
Accounts Receivable	3,115.63
Inventory	(310.00)
Accounts Payable	1,067.99
Net cash provided by Operating Activities	31,214.79

INVESTING ACTIVITIES
Equipment & Vehicles	(12,159.38)
Net cash provided by Investing Activities	(12,159.38)

FINANCING ACTIVITIES
Distributions	(17,764.00)
Net cash used by Financing Activities	(17,764.00)
Net increase (decrease) in cash & cash equivalents	1,291.41
Cash & cash equivalents at beginning of period	6,777.73
Cash & cash equivalents at end of period	$8,069.14

SUPPLEMENTAL DISCLOSURE:
Interest Expense	$2,950.98
Income Tax	$0.00

See accompanying notes and accountant’s report.

JOMAR SPECIALTIES, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2005

NOTE A – ORGANIZATION AND NATURE OF BUSINESS

Jomar Specialties, Inc. (the Company), was incorporated on July 8, 1983.  The Company is in the business of providing specialty printing services to the commercial printing industry. Revenue is derived from printing services to other printing businesses.

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

For purposes on these statements, the Company considers cash and cash equivalents to be defined as cash on hand and cash in banks with maturities of three months or less.

Fixed Assets

Property and equipment are stated at cost. Depreciation is provided using the straight-line and declining-balance methods over the estimated useful lives of the assets. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized.  Expenditures for maintenance and repairs are charged to expense as incurred.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principals requires the corporation to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during reporting period.  Accordingly, actual results could differ from those estimates.

Revenue and Cost Recognition

Revenue is derived from printing services to other printing businesses. The Company provides these services and bills for them on a regular basis.  The Company recognizes its revenue when its services are completed and its customers are billed.

Costs, operating expenses and general and administrative costs are recognized as incurred.

Allowance for Doubtful Accounts

The Company provides an allowance for doubtful accounts based upon a review of existing receivables. The Company's accounts receivable were due from various businesses; management considers these receivables fully collectible within 60 to 90 days, without any credit risk. These receivables are not collateralized.

Income Taxes

The Company had elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay Federal or State corporate income taxes on its taxable income. Instead, the stockholders are individually liable for Federal income taxes on their respective share of the Company's taxable income. There are no significant differences between retained earnings or income for Federal income tax purposes and income reported by the Company on its financial statements.

On October 15, 2006 the Company rescinded its Subchapter S election, to be effective as of that date.

JOMAR SPECIALTIES, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2005

(CONTINUED)

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-CONTINUED

Non Compete Contract Payable and Amortization

The Company had a Non Competition contract between the Flads (the current shareholders) and a related person resulting from the sale of the business in April, 2000 from the Flads to a relative.  The original Non Compete contract liability of $30,000 was reduced by subsequent monthly payments of $250 per month to $16,250 as of March, 2005, at which time the Flads repurchased the company from the relative. The remaining $16,250 due on the Non Compete contract was cancelled and offset against the remaining unamortized balance of the Non Competition at that date.

The Non Compete contract was being amortized over a period of 15 years

Rent expense and Shareholder capital contribution

The Company leases it’s facility from the principal shareholders at an annual rent of $10,272 per year, which the Company believes to be a fair rental rate based on market conditions. The shareholders forgave rent $856 in 2004, and rent of $7,704 in 2005.  These amounts have been treated as additional rent expense and capital contributions from the shareholders in each respective period.

Control Relationship

The Flad family currently owns a majority of the common shares outstanding and currently has the effective power to control the vote on substantially all significant matters without the approval of other shareholders.

Automobile Expense

The company pays for automobile fuel for delivery and expenses these fuel charges as automobile expense.  There are no automobile expenses reimbursed to the shareholders.

NOTE C – SHAREHOLDER LOANS

Shareholder loans consist of amounts advanced to the Company to fund various working capital needs.  These amounts are non-interest bearing and payable on demand.

NOTE D – EARNINGS (LOSS) PER COMMON SHARE

Earnings per common share were calculated based on reported income divided by the 320,000 shares (adjusted for the stock recapitalization described in Note E below) outstanding during the year.

NOTE E– ARTICLES OF INCORPORATION AMENDMENT AND STOCK SUBSCRIPTIONS

On July 8, 2006 the Company amended the Articles of Incorporation to increase the authorized capital stock from 100 shares of $1.00 par value to 75,000,000 shares of $.01 par value common stock.

On October 31, 2006 the Company approved and affected a 40:1 stock split.

While there were 80 shares of the previously issued and authorized $1.00 par value stock outstanding during the year, income per share amounts were computed using 320,000 shares to adjust for the above amendment and stock split.

JOMAR SPECIALTIES, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2005

(CONTINUED)

NOTE F – CONTRIBUTED NONCASH EXECUTIVE COMPENSATION

The company financial statements were revised to include the fair value of the officers/principal shareholders value of their unpaid services during 2005.  The amount of executive compensation for operations was recorded at $24,000.00 for the year and was based on reasonable estimates for a business of this size and type.  The contributed capital was increased $23,250.00 which represents the difference between the $24,000.00 fair value estimate and the $750.00 actual payments.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24. Indemnification of Directors and Officers

Title XXXVI, Chapter 607 of the Florida Statutes permits corporations to indemnify a director, officer or control person of the corporation for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expense. Our Articles of Incorporation do not include such a provision automatically indemnifying a director, officer or control person of the corporation or its stockholders for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such.

Our By-Laws, Article X, Section 3, allow us to indemnify actions under our emergency by-laws regardless of whether or not Florida law would permit indemnification.

We have been advised that it is the position of the Securities and Exchange Commission that insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, that such provisions are against public policy as expressed in the Securities Act and are therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by Jomar Specialties Inc. in connection with the sale of the securities being registered. All amounts are estimates except the Securities and Exchange Commission registration fee and the Accounting Fees and Expenses:

Registration Fee	$251.00
Printing and Engraving Expenses	$700.00
Accounting Fees and Expenses	$15,630.00
Legal Fees and Expenses	$30,000.00
Transfer Agent's Fees and Expenses	$1,000.00
Total	$47,581.00

We will bear all the costs and expenses associated with the preparation and filing of this registration statement including the registration fees of the selling security holders.

Item 26. Recent Sales of Unregistered Securities

Set forth below is information regarding the issuance and sales of Jomar Specialties, Inc.'s common stock without registration during the last three years. No sales involved the use of an underwriter and no commissions were paid in connection with the sale of any securities.

The following securities of Jomar Specialties Inc. were issued by Jomar within the past three (3) years and were not registered under the Securities Act of 1933:

(a)  During the third quarter of 2006 the following forty-nine (49) individuals were issued from authorized stock for additional paid-in capital. These shares were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 as the shares were not a part of a public offering and Rule 504 of the Rules and Regulations of the Securities Act of 1933. There was no distribution of a prospectus, private placement memorandum, or business plan to the public. Shares were sold to personal business acquaintances of the President, Joseph P. Flad, Jr. Each individual is considered educated and informed concerning small investments, such as the $3.00 investment in our Company.

Name of Stockholder	Shares Received	Date of Purchase	Consideration
Thomas J. Flad	12,000	August 28, 2006	$3.00 Check
Philip J. Flad, Jr.	12,000	September 6, 2006	$3.00 Check
Delpha Hacker Flad	12,000	September 7, 2006	$3.00 Check
Marilyn Flad	12,000	August 30, 2006	$3.00 Check
Joseph P. Flad, IV	12,000	August 28, 2006	$3.00 Check
Joanna F. Gable	12,000	August 28, 2006	$3.00 Check
Dan Abbott	12,000	August 28, 2006	$3.00 Check
Carol W. Stiteler	12,000	September 5, 2006	$3.00 Check
Florence Wickersham	12,000	September 5, 2006	$3.00 Check
Aida H. Abernathy	12,000	August 30, 2006	$3.00 Check
Aida H. Abernathy, in Trust for Patrick Abernathy	12,000	September 5, 2006	$3.00 Check
Darlene Shuman	12,000	September 9, 2006	$3.00 Check
Gerald T. Nixon	12,000	September 10, 2006	$3.00 Check
Jason Jester	12,000	September 15, 2006	$3.00 Check
Mary K. Schmeig-Jester	12,000	September 15, 2006	$3.00 Check
Sandra M. Fulford	12,000	September 17, 2006	$3.00 Check
Richard Ferris	12,000	September 18, 2006	$3.00 Check
Janna Nixon	12,000	September 10, 2006	$3.00 Check
Leonard Abernathy	12,000	September 18, 2006	$3.00 Check
Tim S. Fulford	12,000	September 17, 2006	$3.00 Check
Michelle Harding	12,000	September 15, 2006	$3.00 Check
William Harding	12,000	September 15, 2006	$3.00 Check
Stephen North	12,000	September 18, 2006	$3.00 Check
Lisa A. North	12,000	September 20, 2006	$3.00 Check
Jared S. Sanders	12,000	September 19, 2006	$3.00 Check
Kimberly N. Abernathy	12,000	September 22, 2006	$3.00 Check
Mary Catherine A. Schmeig	12,000	September 18, 2006	$3.00 Check
Harry J. Stiteler	12,000	September 15, 2006	$3.00 Check
Heather M. Trachsel	12,000	August 20, 2006	$3.00 Check
Patricia G. Trachsel	12,000	August 29, 2006	$3.00 Check
Debra Gable	12,000	August 31, 2006	$3.00 Check
Mark A. Gable	12,000	September 5, 2006	$3.00 Check
Chester Glenn	12,000	August 31, 2006	$3.00 Check
Petie P. Maguire	12,000	August 30, 2006	$3.00 Check
John P. Maguire	12,000	September 1, 2006	$3.00 Check
Lydia Jane Edwards	12,000	August 30, 2006	$3.00 Check
N.J. Abernathy	12,000	August 31, 2006	$3.00 Check
Mary E. Abernathy	12,000	August 31, 2006	$3.00 Check
Donald Gardner	12,000	September 1, 2006	$3.00 Check
Roy. C. Luers	12,000	August 29, 2006	$3.00 Check
Helen E. Lichard	12,000	August 29, 2006	$3.00 Check
John Piazza	12,000	August 24, 2006	$3.00 Check
Sherrie J. Long	12,000	August 24, 2006	$3.00 Check
Scott Bills	12,000	August 27, 2006	$3.00 Check
Harry J. Forsythe	12,000	August 29, 2006	$3.00 Check
Patricia A. Forsythe	12,000	August 29, 2006	$3.00 Check
Joseph P. Flad, III	12,000	August 28, 2006	$3.00 Check
Ted B. Thompson	12,000	August 28, 2006	$3.00 Check
Lisa Abernathy	12,000	August 28, 2006	$3.00 Check

Item 27. Index of Exhibits

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation S-B. All Exhibits are attached hereto unless otherwise noted.

Exhibit No.	Description
3(i)*	Amended and Restated Articles of Incorporation
3(ii)*	By-Laws
5.3	Opinion Regarding Legality and Consent of Counsel: by Diane J. Harrison, Esq.
14*	Code of Ethics
23.2*	Consent of Independent Registered Public Accounting Firm, Randall N. Drake, C.P.A.

*Exhibits previously filed.

Item 28. Undertakings

(1)

The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a twenty percent change in the maximum aggregate offering price set forth in the "calculation of registration fee" table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned Registrant according to the foregoing provisions, or otherwise, the undersigned Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of St. Petersburg, State of Florida, on April 16, 2007.

(Registrant) Jomar Specialties, Inc.
By: /s/ Joseph P. Flad, Jr.
Joseph P. Flad, Jr.
President, Chairman of the Board of Directors

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Name	Title	Date
/s/Joseph P. Flad, Jr.	President, Principal Executive Officer, Chairman of the Board of Directors	April 16, 2007
Joseph P. Flad, Jr.
/s/Mary E. Flad	Secretary, Treasurer, Principal Financial Officer, Principal Accounting Officer, Director	April 16, 2007
Mary E. Flad

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